Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

JACOBS SOLUTIONS INC.,

AMAZON HOLDCO INC.,

AMENTUM PARENT HOLDINGS LLC

and, solely for the limited purposes set forth herein,

AMENTUM JOINT VENTURE LP

November 20, 2023

EXHIBITS

Exhibit A	Example Calculation of Net Working Capital
Exhibit B	Accounting Principles

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 20, 2023 (this “Agreement”), is by and among Jacobs Solutions Inc., a Delaware corporation (the “Company”), Amazon Holdco Inc., a Delaware corporation (“SpinCo”), Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”), and, solely for the purposes of Section 2.9, Section 5.1, Article VI, Section 9.6(b) and Section 9.14, Amentum Joint Venture LP, a Delaware limited partnership (“Merger Partner Equityholder”). Capitalized terms that are used but not otherwise defined in the recitals shall have the respective meanings ascribed to such terms in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a wholly owned, indirect Subsidiary of the Company;

WHEREAS, the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets, including the Equity Interests of each Directly Transferred Entity and excluding any Excluded Assets, to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company will distribute at least 80.1% of the outstanding shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s stockholders without consideration on a pro rata basis (the “Distribution”), and up to 19.9% of the outstanding shares of SpinCo Common Stock will be retained by a Subsidiary of the Company (the “Retained Shares”);

WHEREAS, it is the intention of the Parties that, for U.S. federal income Tax purposes, (i) the Contribution and the related distribution by a Subsidiary of the Company to the Company of at least 80.1% of SpinCo Common Stock by means of a pro rata distribution, taken together and together with any Debt-for-Equity Exchange or Clean-Up Distribution by such Subsidiary of the Company, qualify as a “reorganization” under Sections 368(a)(1)(D) and 355(a) of the Code; (ii) the Distribution, taken together with any Clean-Up Distribution by the Company, qualify as a transaction described in Section 355(a) of the Code; (iii) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iv) each of this Agreement and the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, SpinCo, Merger Partner and Merger Partner Equityholder (the “Merger Agreement”), constitute a “plan of reorganization” for purposes of Section 368 of the Code;

WHEREAS, the Company expects to receive the IRS Ruling in connection with the transactions contemplated by this Agreement and the Merger Agreement;

WHEREAS, the Company expects to receive the Distribution Tax Opinions in connection with the transactions contemplated hereby;

WHEREAS, pursuant to the Merger Agreement, immediately following the Distribution, Merger Partner will merge with and into SpinCo (the “Merger”) whereupon each Merger Partner Equity Interest will be converted into the right to receive a number of shares of SpinCo Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company plans to dispose of the Retained Shares following the Distribution, which the Company expects may include dispositions by a Subsidiary of the Company through one or more exchanges for outstanding debt obligations of such Subsidiary of the Company;

WHEREAS, the Company Board and the SpinCo Board have approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Reorganization, the Distribution and the Merger, subject to such further action of the Company Board as may be required to establish the Record Date and the Distribution Date and to declare the Distribution (the effectiveness of which will be subject to the satisfaction or permitted waiver of the conditions set forth in this Agreement); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of the Company, SpinCo and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding.

(2) “Additional Entities” means the entities set forth on Schedule 1.1(2) in which the Company or any of its Subsidiaries hold Equity Interests but that are not Subsidiaries.

(3) “Affiliate” means, with respect to any Person (and at a point in time or with respect to a period of time), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement, the Merger Agreement and the other Transaction Documents, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

(4) “Approvals or Notifications” means any Consents or Permits to be obtained from, or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(5) “Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, rights, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or otherwise), in each case, whether or not recorded or required to be recorded, or reflected on, the Books and Records or financial statements of such Person, including the following: (a) all rights existing under all Contracts, including all Government Contracts, and all Government Bids; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all Tangible and Personal Property; (d) all Inventory; (e) all Intellectual Property and Technology; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all Books and Records (other than Tax records); (i) all goodwill as a going concern; (j) all permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority (collectively, “Permits”); (k) all Equity Interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person; and (l) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts.

(6) “Books and Records” means all written files, documents, papers, books of account, reports, records, plans, ledgers, studies, surveys, financial and accounting records and other similar documents (whether or not in electronic form), including (a) the data contained in any enterprise resource planning system, quality management system or complaint system; (b) customer files, lists (including customer prospect lists) and purchasing histories; (c) vendor files, lists and purchase histories; (d) advertising and marketing materials; (e) sales materials, cost information, and sales and pricing data; (f) operating, production and other manuals; and (g) quality records and reports.

(7) “Business Day” has the meaning set forth in the Merger Agreement.

(8) “Business Financial Statements” has the meaning set forth in the Merger Agreement.

(9) “Clean-Up Distribution” shall mean any disposition of shares of SpinCo Common Stock that the Company holds following the Distribution through one or more pro rata distributions to holders of shares of Company Common Stock or exchanges for shares of Company Common Stock and shall also refer to any distribution by the Contributing Subsidiary to the Company of shares of SpinCo Common Stock to be distributed by the Company in a Clean-Up Distribution.

(10) “Closing” has the meaning set forth in the Merger Agreement.

(11) “Closing Date” has the meaning set forth in the Merger Agreement.

(12) “Code” means the Internal Revenue Code of 1986, as amended.

(13) “Company Accounting Firm” means a nationally recognized accounting firm reasonably acceptable to the Company.

(14) “Company Board” has the meaning set forth in the Merger Agreement.

(15) “Company Business” means the businesses and operations conducted by any member of the Company Group that are not included in the SpinCo Business.

(16) “Company Group” means the Company and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of the Company immediately after the Distribution Time, and each Person that becomes a Subsidiary of the Company after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).

(17) “Company Distribution Tax Representations” has the meaning set forth in the Merger Agreement.

(18) “Company Trademarks” means any names, Trademarks and other source or business identifiers (other than those listed in Schedule 2.2(a)) of the Company or any of its Subsidiaries, including those using or containing “Jacobs”, “Jacobs Solutions” or “Jacobs Engineering” either alone or in combination with other words or elements, and all names, Trademarks and other source or business identifiers confusingly similar to, or embodying any of, the foregoing either alone or in combination with other words or elements.

(19) “Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

(20) “Consent” has the meaning set forth in the Merger Agreement.

(21) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.

(22) “Contribution” means the contribution by the Contributing Subsidiary of all of the SpinCo Assets to SpinCo in exchange for (a) the assumption by SpinCo of the SpinCo Liabilities, (b) the issuance by SpinCo to the Contributing Subsidiary of SpinCo Common Stock and (c) the SpinCo Payment.

(23) “Contributing Subsidiary” means Jacobs Engineering Group, Inc. a Delaware corporation.

(24) “COVID-19” has the meaning set forth in the Merger Agreement.

(25) “COVID-19 Measures” has the meaning set forth in the Merger Agreement.

(26) “Debt-for-Equity Exchange” has the meaning set forth in the Merger Agreement.

(27) “Directly Transferred Entity” means the entities listed on Schedule 1.1(27).

(28) “Disclosure Documents” means (a) the Form 10 or any other registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, and (b) any information statement, current or periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority in connection with the Distribution and transactions contemplated hereby; in each case, which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated hereby.

(29) “Distribution Agent” means the transfer agent of the company or such other agent selected by the Company and reasonably acceptable to Merger Partner.

(30) “Distribution Date” means the date on which the Company distributes (through the Distribution) all of the issued and outstanding shares of SpinCo Common Stock (other than the Retained Shares) to the holders of common stock, $1.00 par value, of the Company (the “Company Common Stock”).

(31) “Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.

(32) “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, unless another time is selected by the Parties.

(33) “Effective Time” has the meaning set forth in the Merger Agreement.

(34) “Employee Matters Agreement” has the meaning set forth in the Merger Agreement.

(35) “Environmental Law” means any Law relating to pollution or the protection of the environment, human health and safety or natural resources, including as such Law relates to the use, handling, transportation, treatment, storage, disposal, Release or discharge of any toxic or hazardous substance, material or waste.

(36) “Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other final determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) to the extent relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law or any Permit issued thereunder, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Substance or any related Remedial Action required pursuant to any Environmental Laws or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing in clauses (a)(i) through (a)(iii).

(37) “Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other Contract or obligation pursuant to which such Person is or may become obligated to issue, sell or return any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.

(38) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(39) “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, epidemics, pandemics (including any COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced after the date of this Agreement), nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such Party shall not constitute a Force Majeure.

(40) “Form 10” means the registration statement on Form 10 (or such other registration statement as may be mutually agreed by the parties) filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

(41) “Fraud” has the meaning set forth in the Merger Agreement.

(42) “Government Bid” means any offer, quotation, bid or proposal (solicited or unsolicited) which, if accepted or awarded, would reasonably be expected to lead to a Government Contract.

(43) “Government Contract” means (a) with respect to the Company, and with respect to SpinCo prior to the Effective Time, any Contract between the Company (or any Subsidiary thereof, including any SpinCo Entity), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand, in the cases of each of clauses (i) through (iii), relating to the operation of the SpinCo Business, and (b) with respect to Merger Partner, and with respect to SpinCo on or following the Effective Time, any Contract between Merger Partner (or any Subsidiary thereof), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(44) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

(45) “Group” means the Company Group or the SpinCo Group, as the context requires.

(46) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof and any petroleum product), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(47) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(48) “Insurance Proceeds” means those monies actually (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof, but, with respect to Article VI, excluding proceeds from any self-insurance, captive insurance, fronting arrangement or program, or similar program.

(49) “Intellectual Property” means any and all common law, statutory or other rights anywhere in the world arising under or associated with: (a) patents, statutory invention registrations, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing (“Patents”); (b) trademarks, service marks, business names, trade dress, trade names, brand names, corporate names, slogans, logos, and other designations of source or origin, and including any applications for any of the foregoing (“Trademarks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter (including rights in Software and databases as a work of authorship) and any other related rights of authors, and including any applications for any of the foregoing (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons or which are otherwise deemed to be a trade secret under applicable Law (“Trade Secrets”); and (f) other similar or equivalent intellectual property or proprietary rights anywhere in the world.

(50) “Intercompany Accounts” has the meaning set forth in Section 2.6(a).

(51) “Intercompany Contracts” has the meaning set forth in Section 2.6(a).

(52) “Intercompany Contracts and Accounts” has the meaning set forth in Section 2.6(a).

(53) “Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.

(54) “IRS Ruling” has the meaning set forth in the Merger Agreement.

(55) “IT Assets” means all systems, networks, and hardware, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.

(56) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

(57) “Liabilities” means any liability, debt, guarantee, assurance, commitment, cost, expense, interest, or obligation of any kind and however arising (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, reserved or unreserved, determined or determinable, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

(58) “Lien” has the meaning set forth in the Merger Agreement.

(59) “Locked Box Balance Sheet” means the consolidated unaudited balance sheet of Merger Partner and its Subsidiaries as of the Locked Box Date included in the Merger Partner Financial Statements.

(60) “Locked Box Date” means September 30, 2023.

(61) “Losses” has the meaning set forth in the Merger Agreement.

(62) “Merger Agreement” has the meaning set forth in the Recitals.

(63) “Merger Partner Leakage Amount” means the aggregate amount of any of the following occurring during the period commencing on the Locked Box Date and ending at the Effective Time (without any double counting), but, in each case, excluding any Permitted Leakage:

i.

any distribution (including by way of setoff against claims or in kind) of dividends, interim dividends, reserves, premiums or assets, declared, paid or made or any other distribution by Merger Partner or any of its Subsidiaries (other than any such distribution to Merger Partner or any of its Subsidiaries);

ii.

any asset transferred or assigned by Merger Partner or any of its Subsidiaries to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or any of its Subsidiaries);

iii.

any payment (in cash or in kind) declared, paid or made by Merger Partner or its Subsidiaries, including with respect to any management fees, monitoring fees, service or directors’ fees or compensation, declared, paid or made to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries);

iv.

any Liability of Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries) that is incurred, assumed, indemnified or guaranteed by Merger Partner or any of its Subsidiaries;

v.

any repurchase, reimbursement, reduction, redemption, return of Equity Interests or capital made or paid by Merger Partner or any of its Subsidiaries to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or any of its Subsidiaries);

vi.

any incurrence or payment of costs, fees and expenses incurred by Merger Partner or any of its Subsidiaries in connection with this Agreement, any other Transaction Document to which Merger Partner or any of its Subsidiaries is a party and the Merger Agreement or the Transactions (including fees and expenses of outside legal counsel, accountants, any brokers, finders or investment bankers set forth on Section 6.18 of the Merger Partner Disclosure Schedule, other brokers, finders or investment bankers and other representatives and consultants), whether or not billed or accrued; provided that, solely with respect to costs, fees and expenses owed to third parties (and not including any costs, fees or expenses owed to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates), such third party costs (x) shall exclude any SpinCo Financing Fees, any Merger Partner Related Financing Fees and any fees, costs and expenses payable by Merger Partner or any of its Subsidiaries to any consultant or other advisor (other than any consultant or other adviser that is an Affiliate of any Merger Partner Sponsor) retained by Merger Partner or such Subsidiary prior to the Closing for the purpose of integration planning of the SpinCo Business with the Merger Partner Business and the preparation of the Surviving Entity to operate as a publicly listed, independent company following the Closing, so long as approved in advance by the Steering Committee, and (y) shall only be included to the extent that the aggregate amount of such costs, fees and expenses exceeds an amount equal to $45,000,000;

vii.

any redemption, repayment, prepayment, purchase, forgiveness, repurchase, reimbursement or other satisfaction of any Liability of or owed by Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries);

viii.

any waiver, discount, deferral, release or forgiveness of (x) any Liabilities that are owed by Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries) to Merger Partner or any of its Subsidiaries or (y) any claim (howsoever arising) against any of Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries);

ix.	any agreement to do any of the foregoing; or

x.	any Tax in respect of any payments or matters referred to in clauses (i) through (ix) of this definition.

(64) “Merger Partner Disclosure Schedule” has the meaning set forth in the Merger Agreement.

(65) “Merger Partner Equity Interests” has the meaning set forth in the Merger Agreement.

(66) “Merger Partner Sponsor” means each of ASP Amentum Investco LP and LG Amentum Holdings LP and their respective limited partners.

(67) “Merger Partner Tax Representations” has the meaning set forth in the Merger Agreement.

(68) “NYSE” means the New York Stock Exchange.

(69) “Order” has the meaning set forth in the Merger Agreement.

(70) “Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the SpinCo Business and the Company Business, including the services and processes described in Schedule 1.1(67).

(71) “Party” means the Company, SpinCo, Merger Partner or Merger Partner Equityholder, as appropriate, and “Parties” means the Company, SpinCo, Merger Partner and Merger Partner Equityholder.

(72) “Permitted Leakage” means any of the following (without any double counting):

i.

any payment of management, monitoring or other fees or expenses reimbursable by Merger Partner or any of its Subsidiaries to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries) pursuant to arrangements set forth on Schedule 1.1(69)(i) and not exceeding an aggregate quarterly amount of $1,000,000;

ii.

any salary, commissions, bonuses or other compensation and employment benefits, the reimbursement of expenses (including any indemnification or related expense reimbursement), and any consultancy or director fees, in each case, to any officer, manager, director or other employee of or consultant to Merger Partner or any of its Subsidiaries or to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates, in each case which is made or incurred in the ordinary course of business pursuant to any Contract as in effect prior to the date hereof and set forth on Schedule 1.1(69)(ii);

iii.

any payment of any amount specifically and adequately accrued for in the Locked Box Balance Sheet (other than any costs, fees, expenses or payments owed to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries));

iv.	any transactions solely between or among Merger Partner and any of its Subsidiaries;

v.	any payments or assumption or incurrence of any Liability made after the date of this Agreement at the written request, or with the prior written consent, of the Company;

vi.

any incurrence or payment of costs, fees or expenses incurred by Merger Partner or any of its Subsidiaries in connection with any Merger Partner Related Financing (other than any costs, fees or expenses or payments owed to Merger Partner Equityholder, any Merger Partner Sponsor or any of their respective Affiliates (other than Merger Partner or its Subsidiaries)) (the “Merger Partner Related Financing Fees”); and

vii.	any Tax paid or incurred by Merger Partner or any of its Subsidiaries in respect of any payments or matters referred to in clauses (i) through (vi) of this definition.

(73) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other organization or entity of any kind.

(74) “Project Services Agreement” has the meaning set forth in the Merger Agreement.

(75) “Record Date” means the close of business on the date determined by the Company Board (or a committee thereof) as the record date for the determination of holders of Company Common Stock entitled to receive SpinCo Common Stock in the Distribution.

(76) “Registered IP” means all United States, international or foreign (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) Internet Properties.

(77) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, depositing, escaping, leaching, disposing or dumping on, under, into or through the environment.

(78) “Remedial Action” means any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Hazardous Substance in the environment, (b) prevent the Release or threat of Release or minimize the further Release of a Hazardous Substance so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care in connection with any Hazardous Substance in the environment. The term “Remedial Action” includes any action that constitutes includes “removal,” “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §§ 9601(23), (24) and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. § 6901 et seq.

(79) “Reorganization” means the steps taken to effect the separation of the SpinCo Business from the Company Business, as set forth in this Agreement, the Merger Agreement and the other applicable Transaction Documents, including the steps set forth in the Separation Step Plan and the Real Property Separation Plan and (a) the Contribution and (b) the distribution by the Contributing Subsidiary to the Company of at least 80.1% of the SpinCo Common Stock by means of a pro rata distribution.

(80) “Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to, arising out of or resulting from the Excluded Assets or Excluded Liabilities.

(81) “Schedules” means the schedules to this Agreement delivered by the Company to SpinCo on the date hereof and identified as such.

(82) “SEC” means the United States Securities and Exchange Commission.

(83) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

(84) “Shared Continuing Real Property” means those Shared Existing Real Properties that will continue to be shared between the Company Business and the SpinCo Business following the Distribution Time, pursuant to sublease agreements to be mutually agreed by the parties in accordance with Section 2.17, whether in respect of a SpinCo Asset or an Excluded Asset.

(85) “Shared Contracts” means the Contracts and other commitments, obligations or arrangements between the Company or any other member of the Company Group, on the one hand, and one or more third parties, on the other hand, that, as of immediately prior to the Distribution Time, benefit both (a) the SpinCo Business and (b) the Company Business; provided that Shared Contracts shall not include any enterprise-wide Contracts, Contracts with respect to off-the-shelf software, any Contract that provides for Overhead and Shared Services, or any Contract that is subject to the Project Services Agreement.

(86) “Shared Existing Real Property” means, as of the date hereof, those real properties leased by the Company or its Affiliates and listed on Schedule 2.17, such real properties being used by both the Company Business and SpinCo Business.

(87) “SpinCo Board” has the meaning set forth in the Merger Agreement.

(88) “SpinCo Business” means the business, operations, products, platforms, services and activities of the Critical Mission Solutions business of the Company (as reflected in the segment financial reporting contained in the Company’s Form 10-K for the year ended September 30, 2022) as conducted as of immediately prior to Closing by the Company and its Subsidiaries; provided that the “SpinCo Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by any SpinCo Entity in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents: (a) any other business, operations, products, platforms, services and activities of the Company or its Subsidiaries, (b) the business, operations, products, platforms, services and activities of BlackLynx, Inc. and Jacobs Software Engineering Center and (c) any Overhead and Shared Services.

(89) “SpinCo Business Records” means the Books and Records (a) to the extent related to the SpinCo Business and in the possession or control of the Company and its Subsidiaries and (b) reasonably separable from the Books and Records relating to any other business of the Company or its Subsidiaries without imposing an unreasonable cost or burden on the Company or any of its Subsidiaries (unless Merger Partner agrees to bear such burden or expense and the Company reasonably consents); provided that, “SpinCo Business Records” shall be subject to Section 4.5 and shall not include (w) any Books and Records to the extent related to any Excluded Liability, Excluded Asset (including any Shared Contract (or portion thereof) that is not a SpinCo Contract) or any Overhead and Shared Services; (x) any corporate seals, minute books, stock books, laboratory notebooks, books of account or other records having to do with the corporate organization of the Company or any of its Subsidiaries or relating to the process for the separation of the SpinCo Business; or (y) any Intellectual Property or Technology.

(90) “SpinCo Bylaws” has the meaning set forth in the Merger Agreement.

(91) “SpinCo Certificate of Incorporation” has the meaning set forth in the Merger Agreement.

(92) “SpinCo Contract” means (a) any Contract (other than any Contract that is an Excluded Asset) to which the Company or any of its Subsidiaries is a party or to which any of the SpinCo Assets is subject, in each case that primarily relates to or is primarily used in connection with the SpinCo Business (in any event including the SpinCo Financing Agreements and the SpinCo Real Property Leases), (b) to the extent assignable, the applicable portion of any non-disclosure and confidentiality agreements entered into in connection with the possible sale of the SpinCo Business with any potential purchaser thereof to the extent restricting the use or disclosure of information of the SpinCo Business or any SpinCo Asset (including any such agreement) and (c) the applicable portions of each Shared Contract.

(93) “SpinCo Disclosure Schedule” has the meaning set forth in the Merger Agreement.

(94) “SpinCo Domains & Internet Properties” means the domain names and other Internet Properties owned by the Company or any of its Subsidiaries as of the Distribution Time that are primarily used or held for use in the operation of the SpinCo Business, other than any domain names or other Internet Properties set forth on Schedule 1.1(93) hereto (the “Excluded Domains & Internet Properties”).

(95) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(96) “SpinCo Entities” has the meaning set forth in the Merger Agreement.

(97) “SpinCo Financing” has the meaning set forth in the Merger Agreement.

(98) “SpinCo Financing Agreements” has the meaning set forth in the Merger Agreement.

(99) “SpinCo Financing Fees” has the meaning set forth in the Merger Agreement.

(100) “SpinCo Government Bid” means each Government Bid related to the SpinCo Business or any SpinCo Asset or submitted by any SpinCo Entity.

(101) “SpinCo Group” means SpinCo, the other SpinCo Entities, each Subsidiary of SpinCo immediately after the Distribution Time and each other Person that becomes a Subsidiary of SpinCo after the Distribution Time (including as a result of any transactions that occur following the Distribution Time in accordance with the Separation Step Plan).

(102) “SpinCo IT Assets” means all IT Assets primarily used or held for use in the SpinCo Business, including all Software embedded therein to the extent such Software (a) is SpinCo Technology or (b) in the case of any Software licensed by any third party to any SpinCo Entity, the license to any such Software is transferred pursuant to the terms of this Agreement or the SpinCo Entities otherwise independently have a license to or right to use such Software.

(103) “SpinCo Leased Real Property” has the meaning set forth in the Merger Agreement.

(104) “SpinCo Owned Real Property” has the meaning set forth in the Merger Agreement.

(105) “SpinCo Permits” means all Permits owned, held or licensed by the Company or any of its Subsidiaries or the SpinCo Entities that are primarily related to the SpinCo Business or the SpinCo Assets; provided that any such Permits shall be deemed to be Excluded Assets to the extent that the transfer, assignment or conveyance of any such Permits in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit.

(106) “SpinCo Real Property Leases” has the meaning set forth in the Merger Agreement.

(107) “SpinCo Technology” means (a) Technology with respect to which the Intellectual Property therein are owned by the Company or any of its Subsidiaries immediately prior to the Distribution Time to the extent that such Technology is used in or necessary to the operation of the SpinCo Business as of immediately prior to the Distribution Time and capable of being copied (for example, documentation, databases and other Software), or (b) all know-how or knowledge of any SpinCo Employees owned by the Company or any of its Subsidiaries immediately prior to the Distribution Time to the extent related to the SpinCo Business; provided that the SpinCo Technology does not include IT Assets or Tangible and Personal Property or Books and Records.

(108) “Software” means (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases related to the foregoing and (d) documentation, specifications, protocols, development tools and other technology used in supporting any of the foregoing categories.

(109) “Subsidiary” has the meaning set forth in the Merger Agreement.

(110) “Surviving Entity” has the meaning set forth in the Merger Agreement.

(111) “Tangible and Personal Property” means all equipment, machinery, parts, spare parts, tools, lab assets or other tangible personal property; provided that Tangible and Personal Property does not include IT Assets or any Technology.

(112) “Tax” has the meaning set forth in the Tax Matters Agreement.

(113) “Tax Matters Agreement” has the meaning set forth in the Merger Agreement. For the absence of doubt, in the case of any term defined herein by reference to the Tax Matters Agreement, such reference shall refer to the Form of Tax Matters Agreement as set forth in Exhibit B until such time as the Tax Matters Agreement is entered into and, thereafter, to the Tax Matters Agreement.

(114) “Tax Return” has the meaning set forth in the Tax Matters Agreement.

(115) “Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

(116) “Technology” means all embodiments of Intellectual Property, including in the form of data, databases, Software and know-how and knowledge of employees relating to, embodying, or describing products, articles, apparatuses, devices, processes, methods, designs, formulae, recipes or other technical information; provided that Technology shall not include any Intellectual Property in such Technology.

(117) “Transactions” has the meaning set forth in the Merger Agreement.

(118) “Transaction Documents” has the meaning set forth in the Merger Agreement.

(119) “Transfer Documents” means the Pre-Distribution Transfer Documents and the Post-Distribution Transfer Documents.

(120) “Transferring French Entities” means the entities set forth on Schedule 1.1(116).

(121) “Transition Service” has the meaning set forth in the form of Transition Services Agreement attached as Exhibit C to the Merger Agreement.

(122) “Transition Services Agreement” has the meaning set forth in the Merger Agreement.

(123) “Transition Support Termination” means the effective date of the termination or expiration of the Transition Services Agreement.

(124) “WLRK” means Wachtell, Lipton, Rosen & Katz.

Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location
Account Purchase Agreement	Section 2.8(e)
Agreed Procedures	Section 4.1
Agreement	Preamble
Available Cash	Section 3.1(c)(i)
Bankruptcy Code	Section 2.12(g)
Chosen Courts	Section 9.2
Company	Preamble
Company Common Stock	See definition of Distribution Date, Section 1.1
Company Counsel	Section 4.7(a), Section 4.7(a)
Company Guarantees	Section 2.14(a)
Company Indemnified Parties	Section 6.1
Company Released Persons	Section 5.1(a)
Copyrights	See definition of Intellectual Property, Section 1.1
Counsel	Section 4.7(e)
Cut-Off Time	Section 2.7(a)(vi)
Delayed Transferred Asset	Section 2.4(b)
Discharge	Section 3.5
Disputed Items	Section 2.7(e)
Distribution	Recitals
Divested Entity	Section 2.12(e)
Escalation Notice	Section 8.2(a)
Estimated Net Indebtedness Adjustment	Section 2.7(a)(ii)
Estimated Net Working Capital	Section 2.7(b)
Estimated Net Working Capital Adjustment	Section 2.7(a)(iii)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing Company Counsel	Section 4.7(a)
Existing Company Outside Counsel	Section 4.7(e)
Final Net Capital	Section 2.7(i)
Final Net Working Capital	Section 2.7(i)

French Companies	Section 2.16(a)
French SpinCo Assets	Section 2.16(a)
French SpinCo Business	Section 2.16(a)
French SpinCo Liabilities	Section 2.16(a)
General SpinCo Business Information	Section 4.7(b)
Guarantees	Section 2.14(b)
Indemnified Party	Section 6.5(a)
Indemnifying Party	Section 6.5(a)
Indemnity Payment	Section 6.5(a)
Independent Accounting Firm	Section 2.7(e)
Independent Accounting Firm’s Report	Section 2.7(e)
Internet Properties	See definition of Intellectual Property, Section 1.1
Licensee Party	2.12(c)
Merger	Recitals
Merger Agreement	Recitals
Merger Partner	Preamble
Merger Partner Equityholder	Preamble
Net Working Capital	Section 2.7(a)(vi)
Notice of Disagreement	Section 2.7(d)
Patents	See definition of Intellectual Property, Section 1.1
Permits	See definition of Assets, Section 1.1
Post-Distribution SpinCo Transfer Documents	Section 2.4(a)
Pre-Distribution Transfer Documents	Section 2.1(b)
Preliminary Adjustment Statement	Section 2.7(c)
Resolution Period	Section 2.7(e)
Retained Shares	Recitals
Retained Technology	Section 2.2(b)(xi)
Review Period	Section 2.7(d)
Separation Step Plan	Section 2.1(a)
SpinCo	Preamble
SpinCo Common Stock	Recitals
SpinCo Entity Guarantees	Section 2.14(b)
SpinCo Indemnification Obligations	Section 6.1
SpinCo Indemnified Parties	Section 6.2
SpinCo Intellectual Property	Section 2.2(a)(vi), Section 2.2(a)(vi)
SpinCo Liabilities	Section 2.3(a)
SpinCo Prepaid Expenses	Section 2.2(a)(x)
SpinCo Released Persons	Section 5.1(b)
SpinCo Tangible and Personal Property	Section 2.2(a)(v)
Target Net Debt	Section 2.7(a)(vii)
Target Net Working Capital	Section 2.7(a)(viii)
Third-Party Claim	Section 6.6(a)
Trade Secrets	See definition of Intellectual Property, Section 1.1
Trademarks	See definition of Intellectual Property, Section 1.1
Transferred Coverage	Section 7.3(a)

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a) Subject to Section 2.4 and Section 2.5 and in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(c), being referred to herein as the “Separation Step Plan”) and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:

(i) SpinCo Assets. The Company shall cause the Contributing Subsidiary to assign, transfer and convey to SpinCo or one or more of SpinCo’s Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries, as applicable, shall accept from the Contributing Subsidiary, all of the Contributing Subsidiary’s direct or indirect right, title and interest in and to the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Directly Transferred Entity or a direct or indirect Subsidiary of a Directly Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the Equity Interests in such Directly Transferred Entity from the Company or the applicable members of the Company Group to SpinCo or the applicable member of the SpinCo Group as designated by SpinCo (“SpinCo Designee”));

(ii) SpinCo Liabilities. SpinCo or one or more of its Subsidiaries designated by SpinCo shall accept and assume from the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and agree to perform, discharge and fulfill the SpinCo Liabilities, in accordance with their respective terms (it being understood that if any SpinCo Liability is a liability of a Directly Transferred Entity or a direct or indirect Subsidiary of a Directly Transferred Entity, such SpinCo Liability shall be deemed assumed by SpinCo as a result of the transfer of all of the Equity Interests in such Directly Transferred Entity from the Company or the applicable members of the Company Group to SpinCo or the applicable SpinCo Designee). SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided that nothing contained herein shall preclude, restrict or otherwise inhibit SpinCo or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates;

(iii) Excluded Assets. SpinCo shall and shall cause the applicable Subsidiaries of SpinCo to assign, transfer and convey to the Company or one or more of its other Subsidiaries designated by the Company (other than SpinCo or its Subsidiaries), and the Company or such other Subsidiaries shall accept from SpinCo and such applicable Subsidiaries, SpinCo’s and such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets in the manner specified by the Company to be so assigned, transferred and conveyed; and

(iv) Excluded Liabilities. The Company or one or more of its Subsidiaries designated by the Company (other than SpinCo or the other the SpinCo Entities) shall accept and assume from SpinCo or one or more of its Subsidiaries and agree to perform, discharge and fulfill the Excluded Liabilities in accordance with their respective terms, and the Company or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude, restrict or otherwise inhibit the Company or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group or any of their respective directors, officers, employees, agents or Affiliates.

(b) In furtherance of any such assignment, transfer, conveyance or assumption pursuant to Section 2.1(a) and Section 2.17, and without any additional consideration therefor, each of SpinCo and the Company shall prepare, execute and deliver and cause their Affiliates to prepare, execute and deliver such documents and instruments (including any deeds, leases, subleases, licenses, lease assignments, novations or other instruments with respect to any real property interests required to effectuate the Real Property Separation Plan) as may be reasonably necessary or appropriate to effect and/or evidence such assignment, transfer, conveyance or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Pre-Distribution Transfer Documents”). Except for the representations, warranties and covenants contained in this Agreement or the Merger Agreement, the Parties or their Affiliates shall not be required to make any other express or implied representation, warranty or covenant, either written or oral, in the Pre-Distribution Transfer Documents. The Company shall, upon Merger Partner’s reasonable request, reasonably consult with Merger Partner and its Representatives from time to time regarding the Reorganization and the implementation thereof. The Company shall (i) if reasonably practicable, deliver to Merger Partner drafts of all Pre-Distribution Transfer

Documents reasonably in advance of completing any transaction contemplated by the Reorganization for which such Pre-Distribution Transfer Documents are required, and drafts of all Post-Distribution Transfer Documents reasonably in advance of the Distribution Date and (ii) give reasonable consideration to any comments made by Merger Partner and its Representatives on such drafts. At or prior to the Closing, the Company shall deliver final and executed Pre-Distribution Transfer Documents reflecting the implementation of all transactions in connection with the Reorganization to be completed prior to or at the Distribution Date pursuant to the Separation Step Plan and the Real Property Separation Plan.

(c) Without limiting any other provision hereof, in connection with the Reorganization contemplated by Section 2.1(a) and Section 2.17, each of the Company and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the applicable transactions contemplated by the Separation Step Plan and the Real Property Separation Plan (in each case, whether prior to, at or after the Distribution Time). The Company may make amendments or modifications to each of the Separation Step Plan and the Real Property Separation Plan in its reasonable discretion; provided that (i) without the prior written consent of SpinCo and, prior to the Distribution Time, Merger Partner (any such consents not to be unreasonably withheld, conditioned or delayed), such amendments or modifications shall not (A) materially adversely affect the likelihood the Transactions qualify for Tax-Free Status, (B) materially delay the timing of the transactions contemplated hereby or (C) materially adversely affect the Company’s ability to obtain the IRS Ruling (except, in the case of clause (A) and this clause (C), insofar as the Company waives such element of Tax-Free Status or element of the IRS Ruling being a closing condition under Section 3.2(e) or (f) and Section 8.2(d) and (e) of the Merger Agreement) and (ii) without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed), such amendments or modifications shall not be made after the date that is ten (10) Business Days prior to the Distribution Date if such amendments or modifications would result in changes to the way in which legal entities would be reorganized or moved within the Separation Step Plan. The Company shall (1) provide Merger Partner with a reasonable advance opportunity to review drafts of any contemplated amendments or modifications to the Separation Step Plan or the Real Property Separation Plan, (2) negotiate with Merger Partner in good faith regarding any such proposed amendments or modifications to which Merger Partner objects and give reasonable consideration to any comments made by Merger Partner and its Representatives on such draft amendments and modifications and (3) promptly provide to Merger Partner true and accurate copies of any such finalized amendments or modifications to the Separation Step Plan and the Real Property Separation Plan, as applicable.

(d) To the extent that the assignment, transfer or conveyance of any Excluded Asset or SpinCo Asset, or the assumption of any Excluded Liability or SpinCo Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of the Company or Merger Partner, as applicable, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to assign (or, to the extent requested by the Company, novate) all obligations under Contracts and other obligations or Liabilities for which one or more members of the SpinCo Group are liable and that do not constitute SpinCo Liabilities or for which one or more members of the Company Group are liable and that do not constitute Excluded Liabilities, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in this Agreement, the Merger Agreement or any of the other Transaction Documents, neither the Company nor SpinCo or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or (iv) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the Distribution Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the transfer of the Delayed Transferred Asset). Except as otherwise provided in this Agreement or the other Transaction Documents (including the Project Services Agreement), if the Company or SpinCo is unable to obtain, or to cause to be obtained, any required Consent, substitution or amendment in connection with clause (y) of the preceding sentence, the Company and SpinCo will, to the extent permitted by applicable Law and the terms of the applicable Contract, use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Distribution Time or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer, assignment or conveyance (or novation) of such Contract to the appropriate Party and the performance by such Party of the obligations under such Contract as of the Distribution Time. In furtherance of the foregoing, (i) the Party that is intended to be the counterparty to such Contract, as applicable, will, as agent or subcontractor for the other or the applicable member of the other Party’s Group, pay, perform and discharge fully the Liabilities of the applicable Party or the applicable member of the other Party’s Group thereunder from and after the Distribution Time in accordance with any such alternate arrangement and (ii) the Party that remains the legal counterparty to such Contract, as applicable, will, or will cause the applicable member of such Party’s Group to, at the other Party’s expense, from and after the Distribution Time hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received by the legal counterparty (or the applicable member of the Company Group or the SpinCo Group, as applicable) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Distribution Time in this sentence will refer instead to the date of transfer of the Delayed Transferred Asset. The Party that is intended to be the counterparty to each such Contract shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. The Company and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Excluded Asset or Excluded Liability transferred, assigned or assumed after the Effective Time pursuant to this Section 2.1(d) or Section 2.4 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(e) Without limiting Section 2.1(d), (i) the Parties shall use commercially reasonable efforts to obtain or cause to be obtained prior to the Distribution Date, on behalf of the members of the SpinCo Group, any Permits that are both (A) necessary to own or operate the SpinCo Business as of the Distribution Date and (B) that are not SpinCo Permits, and (ii) if any such Permits have not been obtained prior to the Distribution Date, the Parties shall use commercially reasonable efforts to develop and implement lawful arrangements under which the members of the SpinCo Group shall obtain the benefit of any such Permit held by any member of the Company Group in connection with the ownership and operation of the SpinCo Business following the Distribution; provided that the SpinCo Entities shall bear all out-of-pocket costs and expenses incurred by any of the Company and its Subsidiaries under such arrangements and the Company and its Subsidiaries (other than the SpinCo Entities) shall not be obligated to (A) modify, relinquish, forbear or narrow any right, (B) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person or (C) commence any Action, in each case in connection with the actions required by the foregoing. The obligations set forth in this Section 2.1(e) will terminate on the date that is twelve (12) months after the Distribution Date.

Section 2.2 Allocation of Assets.

(a) “SpinCo Assets” means, in each case to the extent existing and owned or held immediately prior to the Distribution Time by the Company or any of its Subsidiaries, the Company’s and its Subsidiaries’ right, title and interest in, to and under the following Assets, but in each case excluding any Excluded Assets:

(i) (A) the Equity Interests of the SpinCo Entities (other than SpinCo) and (B) the Equity Interests of the Additional Entities (collectively, the “Transferring Equity Securities”);

(ii) the Inventory that primarily relates to or is primarily used in connection with the SpinCo Business (the “SpinCo Inventory”);

(iii) the SpinCo Contracts and the SpinCo Government Bids;

(iv) the SpinCo Permits;

(v) except as listed on Section 2.2(b) of the Schedules, the Tangible and Personal Property that primarily relates to or is primarily used in connection with the SpinCo Business (collectively, the “SpinCo Tangible and Personal Property”);

(vi) (A) the Patents, Trademarks and other Registered IP listed on Schedule 2.2(a), (B) the SpinCo Domains & Internet Properties and (C) all Intellectual Property (other than Internet Properties, the Intellectual Property listed in Schedule 2.2(b) and the Company Trademarks) owned by the Company or any of its

Subsidiaries that is primarily used or held for use in the operation of the SpinCo Business, together with all causes of action or other rights that may be asserted under any of the foregoing, including all rights to seek and recover all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Closing Date), including for the past or future infringement, misappropriation or violation of any of the foregoing and the goodwill appurtenant thereto or associated with any Trademarks included in the foregoing (collectively, the “SpinCo Intellectual Property”);

(vii) any and all goodwill and other intangibles primarily related to the SpinCo Business;

(viii) the SpinCo Technology;

(ix) the SpinCo IT Assets; provided that (subject to the terms of Section 4.1 with respect to the transfer of SpinCo Business Records), any hardware included in the SpinCo IT Assets may be reset by the Company to factory settings and otherwise modified to remove Company-specific functionalities and settings;

(x) any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other SpinCo Asset (the “SpinCo Prepaid Expenses”);

(xi) a copy of the SpinCo Business Records (subject to Section 4.1);

(xii) other than with respect to Taxes or claims under any Insurance Policies, rights available to or being pursued by the Company or any of its Subsidiaries in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to the SpinCo Business, any SpinCo Asset or any SpinCo Liability (other than the Retained Claims);

(xiii) the Assets set forth in Section 2.2(a) of the Schedules;

(xiv) any and all accounts receivable and other current assets of the SpinCo Entities and the Additional Entities as of immediately prior to the Effective Time in each case to the extent included in the calculation of the Final Net Working Capital, and all Cash of the SpinCo Entities and the Additional Entities as of immediately prior to the Effective Time to the extent included in the calculation of Final Net Indebtedness;

(xv) the Transferred Coverage (subject to the limitations set forth in Section 2.4 and Section 7.3);

(xvi) all Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are to be transferred to SpinCo or any other member of the SpinCo Group by the express terms of the Merger Agreement, this Agreement or any other Transaction Document;

(xvii) the SpinCo Owned Real Property and the SpinCo Leased Real Property;; and

(xviii) all other Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are primarily related to or primarily used in connection with the SpinCo Business; provided that the intention of this clause (xviii) is only to rectify any omission of the assignment, transfer or conveyance to SpinCo or any other member of SpinCo Group of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a SpinCo Asset. No Asset will be deemed to be a SpinCo Asset solely as a result of this clause (xviii) (A) if it is within any category of Assets addressed by any other section of this Section 2.2 and (B) unless a claim with respect to such Asset is made by SpinCo on or prior to the one (1)-year anniversary of the Distribution Date.

The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xviii) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.

(b) “Excluded Assets” means all of the Assets of the Company and its Subsidiaries other than the SpinCo Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets include the following:

(i) all Equity Interests (excluding the Transferring Equity Securities and any Equity Interests of SpinCo);

(ii) any and all Cash and any and all accounts receivable, current assets and security deposits, in each case except as set forth in the definition of SpinCo Assets;

(iii) all Inventory, other than the SpinCo Inventory;

(iv) all Insurance Policies and all rights and claims thereunder, other than the Transferred Coverage as set forth in Section 7.3 and any Insurance Policies set forth in Section 2.2(a) of the Schedules;

(v) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, other than the SpinCo Owned Real Property and the SpinCo Leased Real Property, but subject to any sublease agreements governing any Shared Continuing Real Property;

(vi) all Permits, other than the SpinCo Permits;

(vii) all Tangible and Personal Property, other than the SpinCo Tangible and Personal Property;

(viii) all Contracts, other than the SpinCo Contracts;

(ix) all IT Assets, other than the SpinCo IT Assets;

(x) all Intellectual Property, other than the SpinCo Intellectual Property, including, as an Excluded Asset covered by this Section 2.2(b)(x), the Company Trademarks and the Intellectual Property listed in Section 2.2(b) of the Schedules;

(xi) all Technology, other than the SpinCo Technology in the form transferred (it being understood that copies of SpinCo Technology that are also used in or necessary for the operation of the Company Business shall be an Excluded Asset) (the “Retained Technology”);

(xii) all Assets (other than any Assets primarily related to the SpinCo Business) used or held for use by the Company or any of its Subsidiaries in connection with the provision of Overhead and Shared Services, including any proprietary tools and processes;

(xiii) all credit support from the Company or any of its Subsidiaries from which the SpinCo Business benefits;

(xiv) all Books and Records; provided that SpinCo shall be entitled to a copy of the SpinCo Business Records as provided in Section 4.1;

(xv) all rights that accrue or shall accrue to the Company or any member of the Company Group pursuant to this Agreement, the Merger Agreement or any Transaction Document;

(xvi) all prepaid expenses, credits, deposits, and advance payments, other than the SpinCo Prepaid Expenses;

(xvii) all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;

(xviii) (A) all attorney-client privilege and attorney work-product protection of the Company or its Subsidiaries arising as a result of legal counsel representing the Company, and any of its Subsidiaries (including the SpinCo Entities) or the Additional Entities, in connection with the sale of the SpinCo Business and the transactions contemplated by the Merger Agreement, this Agreement and the other

Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Company, its Subsidiaries or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents;

(xix) all accounts, notes or loans payable recorded on the books of the Company or any of its Affiliates for goods or services purchased by the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), or provided to the SpinCo Business by the Company or any of its Subsidiaries (other than the SpinCo Entities), or advances (cash or otherwise) or any other extensions of credit to the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), whether current or non-current;

(xx) all Insurance Proceeds that the Company or any of its Subsidiaries has a right to receive, except to the extent that such Insurance Proceeds are primarily related to the SpinCo Business and are included in the calculation of Final Net Working Capital;

(xxi) all Retained Claims; and

(xxii) the Assets set forth in Section 2.2(b) of the Schedules; and

(xxiii) except for those Assets expressly identified as SpinCo Assets in clauses (i) through (xxii) of the definition of “SpinCo Assets,” all Assets of the Company or any of its Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.

Section 2.3 Allocation of Liabilities.

(a) “SpinCo Liabilities” means all of the following Liabilities (other than Excluded Liabilities) of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses:

(i) all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business, the SpinCo Assets, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Distribution Date, including any and all Liabilities in respect of any Actions related thereto;

(ii) all Liabilities arising out of or relating to any SpinCo Contracts;

(iii) all Liabilities arising under or relating to any SpinCo Intellectual Property, including the use thereof;

(iv) all Liabilities assumed by, retained by or agreed to be performed by SpinCo or any of its Subsidiaries and Affiliates pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document;

(v) all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any of the Disclosure Documents, other than information relating to the Company and its Subsidiaries with respect to the Company Business, whenever arising;

(vi) all Liabilities relating to, arising out of or resulting from the SpinCo Financing Agreements, whenever arising;

(vii) all Environmental Liabilities, to the extent relating to, arising out of or resulting from (A) the SpinCo Owned Real Property or the SpinCo Leased Real Property, except to the extent such Environmental Liability is attributable to any Company Business conducted at, or any Excluded Asset used, operated or stored at, or removed from, such real property, whether arising before or after the Distribution Date, or (B) the ownership or operation of the SpinCo Business, the SpinCo Assets (other than the SpinCo Owned Real Property or the SpinCo Leased Real Property), or the conduct of the SpinCo Business;

(viii) any Liabilities in respect of “integrated risk insurance,” with any accruals for such liabilities to be included in the Final Net Working Capital; and

(ix) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets.

The Parties acknowledge and agree that: (A) a single Liability may fall within more than one of clauses (i) through (viii) above; such fact does not imply that (1) such Liability shall be transferred more than once or (2) any duplication of such Liability is required and (B) with respect to this Section 2.3(a), Environmental Liabilities shall not fall within any clause other than clause (vii) above.

(b) For the purposes of this Agreement, “Excluded Liabilities” means the following Liabilities of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses, other than SpinCo Liabilities:

(i) all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Excluded Assets (other than any Liabilities for which SpinCo or any member of the SpinCo Group expressly has responsibility pursuant to the terms of the Merger Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to Excluded Assets between the Company Group, on the one hand, and the SpinCo Group, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable), including any Liability attributable to any Excluded Asset used, operated or stored at, or removed from, the SpinCo Owned Real Property or the SpinCo Leased Real Property, whether arising before or after the Distribution Date;

(ii) any Liability attributable to any Company Business conducted at the SpinCo Owned Real Property or the SpinCo Leased Real Property, whether arising before or after the Distribution Date; and

(iii) all Liabilities assumed by, retained by or agreed to be performed by the Company or any of its Subsidiaries (other than the SpinCo Entities) pursuant to the Merger Agreement, this Agreement or any other Transaction Document.

Section 2.4 Non-Transferred and Delayed Transferred Assets and Liabilities.

(a) Notwithstanding anything in this Agreement to the contrary, if (x) any SpinCo Asset cannot be assigned, transferred or conveyed to, or any SpinCo Liability cannot be assumed by, a member of the SpinCo Group without an Approval or Notification or (y) any Excluded Asset cannot be assigned, transferred or conveyed to, or any Excluded Liability cannot be assumed by a member of the Company Group without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Distribution Time, then, unless the Company and SpinCo shall mutually otherwise determine, such assignment, transfer, conveyance or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment, conveyance or assumption deemed null and void until such time as such Approval or Notification is obtained, as applicable. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If and when the required Approval or Notification is subsequently obtained or made, as applicable, the relevant Asset will be automatically assigned, transferred and conveyed to, or the relevant Liability will be automatically assumed by, SpinCo or the Company, as applicable, or a member of the applicable Party’s respective Group designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement, the Merger Agreement and the other Transaction Documents. In furtherance of any such assignment, transfer, conveyance or assumption pursuant to this Section 2.4(a), and without any additional consideration therefor, each of SpinCo and the Company shall execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments (including any deeds, lease assignments, novations or other instruments of conveyance with respect to any real property interests required to effectuate the Real Property Separation Plan) as may be reasonably necessary to effect and/or evidence such assignment, transfer, conveyance or assumption, in each case to the extent reasonably requested by the other and mutually agreed between SpinCo and the Company (with all of such documents and instruments referred to collectively herein as the “Post-Distribution Transfer Documents”).

(b) Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer, assignment or conveyance to SpinCo or one or more of its Subsidiaries of any SpinCo Asset until the applicable Transition Support Termination to allow the Company or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by the Transition Services Agreement (each such SpinCo Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred, assigned or conveyed to SpinCo or any of its Subsidiaries at or prior to the Distribution Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned, transferred and conveyed to SpinCo or its Subsidiaries without any further action required on the part of any Party and without any additional consideration; provided, however, if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to SpinCo without any Approval or Notification, the provisions of Section 2.4(a) and Section 2.1(d) shall apply.

Section 2.5 Shared Contracts.

(a) Except as otherwise provided in this Agreement or the Transaction Documents (including the Project Services Agreement and any sublease agreement governing a Shared Continuing Real Property), and except with respect to any Shared Contract that relates to services to be provided under the Transition Services Agreement or the Project Services Agreement, the Company and SpinCo will use their commercially reasonable efforts for a period ending twelve (12) months after the Distribution Date (or, if earlier, upon termination or expiration of each such Shared Contract) to separate any Shared Contract (or take such other action as may be reasonably agreed between the Company and SpinCo) so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from such Shared Contract to the extent related to the SpinCo Business, and the Company will retain the rights and benefits, and shall be subject to the Liabilities, with respect to arising from such Shared Contract to the extent related to the Company Business; provided that (x) neither Group shall be required to pay any amount to any third party (other than as provided for in the underlying Contract), commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other Group) to any third party to obtain any such separation and (y) solely with respect to any such Shared Contract that is a framework agreement listed in Schedule 2.5(a) (the “Framework Agreements”), notwithstanding the generality of this Section 2.5(a), prior to the Closing the Company and Merger Partner shall cooperate in good faith to develop an appropriate mechanism pursuant to which, from and after the Closing, each of the Company and SpinCo shall continue to have access to their respective rights and benefits under such Framework Agreements and, to the extent the consent or approval of any counterparty under any Framework Agreement is required to implement such access mechanism, the Parties shall use their commercially reasonable efforts to obtain any such consent or approval. If a counterparty to any Shared Contract is entitled under the terms of such Shared Contract to consent to the separation of such Shared Contract and has not provided such consent, or if the separation of a Shared Contract has not been completed as of the Distribution Time for any other reason, then the Parties shall use their commercially reasonable efforts to develop and implement arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to the SpinCo Group the benefits and the Liabilities of the portion of any such Shared Contract related to the SpinCo Business and to pass along to the Company Group the benefits and the Liabilities of the portion of such Shared Contract related to the Company Business, as the case may be. If and when any such consent is obtained, such Shared Contract will be separated in accordance with this Section 2.5(a). The Company and SpinCo shall equally bear any costs related to separating the Shared Contracts.

(b) Except to the extent otherwise required by applicable Law, each of the Company and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat the portion of each Shared Contract the rights and benefits of which inure to it or a member of its Group as Assets owned by, and/or Liabilities of, as applicable, it or the members of its Group, as applicable, and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(c) Except as otherwise agreed by the Company and SpinCo or as otherwise provided in this Agreement or any other Transaction Document, (i) with respect to any Permits issued prior to the Distribution Time that are an Excluded Asset, but that, as of immediately prior to the Distribution Time, provided rights or benefits that are reasonably required for the operation of the SpinCo Business and (ii) with respect to any SpinCo Permits issued prior to the Distribution Time that, as of immediately prior to the Distribution Time, provided rights or benefits that are reasonably required for the operation of the Company Business, in each case of clause (i) and (ii), the Parties shall use their commercially reasonable efforts to split, transfer, assign or convey such existing Permits, or apply for any new Permits, in each case as reasonably required to effectuate the Transactions.

Section 2.6 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.

(a) Subject to Section 2.6(c) and except for (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, any other Transaction Document or the Merger Agreement to be entered into or continued by the Company and SpinCo or any of the members of their respective Groups after the Distribution Time), (ii) as set forth on Schedule 2.6(a), (iii) with respect to payables, receivables or other intercompany accounts governed by Section 2.6(b) (collectively, “Intercompany Accounts”), and (iv) any Contracts to which any Person, other than the Company, SpinCo and their respective wholly owned Subsidiaries, is a party, in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby settle or terminate, effective as of (or prior to) the Distribution Time and without further payment or performance, all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand (such Contracts, “Intercompany Contracts” and together with the Intercompany Accounts, “Intercompany Contracts and Accounts”), that are effective or outstanding as of immediately prior to the Distribution Time, and such Contracts shall cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

(b) Except (i) as set forth on Schedule 2.6(b) (ii) to the extent accounted for in Net Indebtedness or Net Working Capital or (iii) for any payables, receivables or other intercompany accounts under any Transaction Document or the Merger Agreement, the Company shall, as of (or prior to) the Distribution Time, settle or eliminate all intercompany accounts existing prior to the Distribution Time, whether payables or receivables, between a member of the SpinCo Group, on the one hand, and a member of the Company Group, on the other hand, in each case with no further obligation or Liability of any member of SpinCo Group. Any such intercompany accounts that are settled after the Cut-Off Time but in connection with the Reorganization and the Distribution shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Cut-Off Time. Intercompany balances and accounts solely among any members of the SpinCo Group or any members of the Company Group shall not be affected by the provisions of this Section 2.6(b).

(c) The arrangements described in this Section 2.6 will be eliminated or satisfied, in the Company’s sole discretion, by way of repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing without any further Liability to, or obligation of, each of SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand. Following the Distribution Time, no Contract terminated pursuant to Section 2.6(a) (including any provision thereof that purports to survive termination) or intercompany Liability eliminated pursuant to Section 2.6(b) shall be of any further force or effect from and after the Distribution Time.

Section 2.7 Certain Adjustments.

(a) Certain Definitions.

(i) “Cash” shall mean the aggregate of all cash, cash equivalents, cash in transit, bank deposits, safe deposit boxes, demand accounts, investment accounts, certificates of deposit, checks, negotiable instruments, marketable securities, short-term deposits and other similar cash items.

(ii) “Estimated Net Indebtedness Adjustment” means (A) if the Estimated Net Indebtedness exceeds the Target Net Debt, then a positive amount equal to the full amount of such excess over the Target Net Debt, (B) if the Target Net Debt exceeds the Estimated Net Indebtedness, then a negative amount equal to the full amount of such excess over the Estimated Net Indebtedness or (C) zero, other than as set forth in clauses (A) and (B).

(iii) “Estimated Net Working Capital Adjustment” means (A) if the Estimated Net Working Capital exceeds the Target Net Working Capital, then a positive amount equal to the full amount of such excess over the Target Net Working Capital, (B) if the Target Net Working Capital exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(iv) “Indebtedness” means, without duplication, in each case, with respect to the obligations of the SpinCo Entities and Additional Entities: (A) any indebtedness for borrowed money of the SpinCo Entities and Additional Entities, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than letters of credit, surety bonds or bank guarantees), notes or debentures, (B) any obligations of the SpinCo Entities and Additional Entities in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder, (C) any obligations of the SpinCo Entities and Additional Entities, whether or not contingent, for deferred purchase price of property, including all “earn-out”, contingent purchase price or similar performance-based payment obligations under any Contract that relates to the acquisition of any business, asset or service (excluding any amounts that are included in the calculation of Net Working Capital), (D) any obligations of the SpinCo Entities and Additional Entities under or pursuant to leases that in accordance with GAAP are required to be capitalized, (E) obligations of the type described in clauses (A) through (D) of another Person to the extent secured by a Lien on the SpinCo Assets (excluding double-counting with respect to obligations of the SpinCo Entities and Additional Entities to the extent that such secured obligations otherwise constitute Indebtedness of the SpinCo Entities or Additional Entities hereunder), (F) (1) any severance obligations that are outstanding and unpaid as of the Closing, together with the employer portion of any Taxes payable with respect thereto, (2) all obligations in respect of unpaid and unfunded nonqualified deferred compensation plan liabilities as of the Closing, determined on a “plan-by-plan” basis, and not aggregated, and with respect to the Nonqualified Plan of KeyW Corporation (as defined in the Employee Matters Agreement), determined by treating the value of the company-owned life insurance policies held in the grantor trust associated with such plan as the aggregate amount of the death benefit under such policies, (3) any underfunding associated with the SpinCo UK Pension Plan (as defined in the Employee Matters Agreement), determined on a “technical provisions basis” and measured as of the most recent practicable date prior to the Distribution Time and (4) all cash dividends or dividened equivalents (as such term is used in the Employee Matters Agreement) on any SpinCo RSU Award (as defined in the Employee Matters Agreement) with respect to the portion of the vesting period elapsed prior to the Distribution Date, (G) all “single-trigger” change in control, retention or transaction bonus agreement or other payments that are or become payable by the Company Group to any current or former employee, officer, director or other individual service provider of the Company Group or the SpinCo Group solely as a result of the Reorganization, Distribution or Merger, together with the employer portion of any Taxes payable with respect thereto (excluding any liabilities or obligations arising (i) in connection with any arrangements entered into at the direction of Merger Partner or any of its Affiliates or (ii) as a result of both the Reorganization, Distribution or Merger and a termination of employment or continued service following the consummation of the Reorganization, Distribution or Merger), and (H) Transaction Expenses; provided, that Indebtedness shall not include any (i) intercompany indebtedness owing by one of the SpinCo Entities or Additional Entities to another of the SpinCo Entity or Additional Entities, (ii) Excluded Liabilities, (iii) Liabilities to be paid or extinguished pursuant to this Agreement in connection with the Distribution, (iv) any amount that would otherwise constitute Indebtedness in accordance with this definition, but which has been paid or otherwise extinguished prior to Closing and (v) any lease obligations that are treated as operating leases under GAAP for purposes of the statement of operations but capitalized on the balance sheet under ASC 842.

(v) “Net Indebtedness” means an amount, which amount may be positive or negative, equal to (A) the aggregate Indebtedness of the SpinCo Entities and Additional Entities minus (B) the aggregate Cash of the SpinCo Entities and Additional Entities, in each case as of the Cut-Off Time (provided, however, that if the Indebtedness incurred to make the SpinCo Payment is borrowed before the Cut-Off Time and the SpinCo Payment is made before the Cut-Off Time, then clause (B) shall be increased by the amount of the SpinCo Payment).

(vi) “Net Working Capital” means, without duplication, as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Cut-Off Time”), an amount (which amount may be a positive or negative number) equal to (A) the current assets of the SpinCo Entities (and all Additional Entities and other joint ventures that are SpinCo Assets that are fully or partially consolidated) or included in the SpinCo Assets, minus (B) the current liabilities of the SpinCo Entities (and all Additional Entities and other joint ventures that are SpinCo Assets that are fully or partially consolidated) or included in the SpinCo Liabilities, in each case, which are included in the line item categories specifically identified in Exhibit A, but excluding (i) any deferred Tax assets, deferred Tax liabilities, income Tax assets, income Tax liabilities and contingent Tax liabilities, (ii) any current liabilities of the SpinCo Business for salary, vacation, incentive pay or other compensatory payments or benefits, in each case, solely to the extent that the Company or any of its Subsidiaries provides, or retains pursuant to the Transaction Documents the liability to provide after the Closing Date, such payments or benefits, (iii) all receivables and payables between one of the SpinCo Entities and another of the SpinCo Entities, (iv) Liabilities or payments that are expressly required to be paid at or following the Distribution by the Company or any of its Subsidiaries (other than any SpinCo Entities) pursuant to this Agreement, (v) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to Closing pursuant to Section 2.6, (vi) the SpinCo Financing and any proceeds thereof, and the SpinCo Financing Fees, (vii) the Excluded Assets and Excluded Liabilities and (viii) Indebtedness, Transaction Expenses and Cash; provided that the proportionate share of current asset and current liabilities shall be included for any Additional Entities and other joint ventures that are SpinCo Assets that are partially consolidated. The Net Working Capital will be determined in accordance with the “Accounting Principles” set forth in Exhibit B.

(vii) “Target Net Debt” means an amount, which is negative, equal to $(200,000,000).

(viii) “Target Net Working Capital” means $500,000,000.

(ix) “Transaction Expenses” means without duplication, to the extent not paid prior to the Distribution Time, all costs, fees and expenses incurred by the SpinCo Entities in connection with this Agreement, any other Transaction Document to which any SpinCo Entity is a party and the Merger Agreement and the consummation of the Transactions, in each case, payable to outside legal counsel, accountants, any brokers, finders or investment bankers set forth on Section 4.5 of the SpinCo Disclosure Schedule, or other brokers, finders or investment bankers and other representatives and consultants, but excluding any SpinCo Financing Fees.

(b) Estimated Adjustments. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to SpinCo and Merger Partner a written report setting forth the Company’s good faith estimate of the Net Working Capital and Net Indebtedness as of the Cut-Off Time (such estimates, the “Estimated Net Working Capital” and the “Estimated Net Indebtedness”), prepared in conformity with the requirements of this Agreement, including the Accounting Principles and together with reasonable supporting documentation. The Company will reasonably cooperate with Merger Partner and its Representatives in connection with their review of such written report, including by (x) using commercially reasonable efforts to provide information reasonably necessary or useful in connection with their review of the written report as reasonably requested by Merger Partner, (y) reasonably considering in good faith any revisions to such written report proposed by Merger Partner and (z) revising such written report to reflect any changes mutually agreed by the Company, SpinCo and Merger Partner; provided that no comments provided by Merger Partner shall provide a basis for any delay in the Closing, or shall require any changes to the written report of the Estimated Net Working Capital or Estimated Net Indebtedness (or the calculations therein) unless agreed to by the Company.

(c) Within ninety (90) days following the Closing Date, SpinCo shall deliver to the Company a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail SpinCo’s good faith calculation of the Net Working Capital and Net Indebtedness, together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement, including the Accounting Principles.

(d) If the Company disagrees with SpinCo’s calculation of the Net Working Capital or the Net Indebtedness set forth in the Preliminary Adjustment Statement, the Company will deliver to SpinCo, within thirty (30) days after receipt by the Company of the Preliminary Adjustment Statement (the “Review Period”) a written statement describing each objection thereto and the Company’s calculation of the Net Working Capital or Net Indebtedness, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement”). The Company will be deemed to have agreed with all items and amounts contained in the Preliminary Adjustment Statement that are not specifically disputed in the Notice of Disagreement. If the Company does not deliver a Notice of Disagreement within the Review Period, the Company will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i).

(e) If the Company delivers to SpinCo a Notice of Disagreement during the Review Period, the Company and SpinCo will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after SpinCo’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and SpinCo reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). If such a resolution is not reached during the Resolution Period, the Company and SpinCo will promptly (no later than five (5) Business Days after the final day of the Resolution Period) retain a mutually agreeable nationally recognized accounting firm (the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.7(e). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or SpinCo communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication. The Company and SpinCo will reasonably cooperate with the Independent Accounting Firm during the term of its engagement. The Company and SpinCo will instruct the Independent Accounting Firm to (i) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (A) consistent with the terms of this Agreement, (B) not in excess of the higher, or less than the lower, of the amounts advocated by SpinCo in its Preliminary Adjustment Statement or by the Company in its Notice of Disagreement and (C) based solely on written submissions of the Company and SpinCo (i.e., not on the basis of an independent review) a copy of which shall simultaneously be provided to the other Party, and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and (ii) prepare and deliver to the Company and SpinCo a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes thereto in accordance with any adjustments agreed in writing between the Company and SpinCo during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). The Independent Accounting Firm’s determination under this Section 2.7(e) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(f) Each of SpinCo and the Company will (i) pay its own respective costs and expenses incurred in connection with this Section 2.7 and (ii) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.7 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of SpinCo and the Company (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm accepts seventy percent (70%) of the position of SpinCo, SpinCo will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and the Company will pay the remaining seventy percent (70%) of such fees and expenses.

(g) In connection with the matters set forth in this Section 2.7, during the Review Period and Resolution Period, if applicable, the Company and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to all relevant work papers, schedules and other supporting documents prepared by SpinCo or their Representatives and used in connection with the calculation of the Net Working Capital and Net Indebtedness set forth in the Preliminary Adjustment Statement and access, during normal business hours and upon reasonable notice and in a manner that does not adversely interfere with the conduct of SpinCo’s business, any other information in SpinCo’s possession that the Company reasonably requests, and SpinCo shall, and shall direct its Representatives to, cooperate reasonably with the Company and its Representatives in connection therewith.

(h) The Company and SpinCo agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of Net Working Capital and Net Indebtedness shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce this Section 2.7, including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.

(i) The Net Working Capital set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital”. Within five (5) Business Days after the determination of Final Net Working Capital pursuant to this Section 2.7, (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, SpinCo will pay to the Contributing Subsidiary the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, the Company shall cause the Contributing Subsidiary to pay to SpinCo the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo.

(j) The Net Indebtedness set forth in the Final Adjustment Statement is referred to herein as the “Final Net Indebtedness”. Within five (5) Business Days after the determination of the Final Net Indebtedness pursuant to this Section 2.7, (i) if the Final Net Indebtedness exceeds the Estimated Net Indebtedness, the Company shall cause the Contributing Subsidiary to pay to SpinCo the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo, or (ii) if the Estimated Net Indebtedness exceeds the Final Net Indebtedness, SpinCo will pay to the Contributing Subsidiary the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company. Notwithstanding anything to the contrary in Section 2.7(i) or this Section 2.7(j), the payments in Section 2.7(i) and this Section 2.7(j) shall be netted against each other and the Party with the positive net payment obligation shall pay, or cause to be paid, such net obligation amount. Any payment pursuant to Section 2.7(i) and this Section 2.7(j) shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income tax purposes.

(k) The Final Net Working Capital and Final Net Indebtedness and all preliminary calculations in connection with this Section 2.7 shall be calculated in accordance with the Accounting Principles and shall not consider any events, changes, acts, decisions or developments that occurred after the Closing.

Section 2.8 Wrong Pockets; Mail and Other Communications; Payments.

(a) After the Distribution Time, if either SpinCo , on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries becomes aware that any of the SpinCo Assets or SpinCo Liabilities have not been transferred, assigned or conveyed to, or assumed by, SpinCo or any of its Subsidiaries, as applicable, as required by this Agreement, or that any of the Excluded Assets or Excluded Liabilities have not been retained by or transferred, assigned or conveyed to the Company or any of its Subsidiaries (other than the SpinCo Entities), as applicable, as required by this Agreement, it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable effect the transfer, assignment, conveyance or assumption of the relevant Asset or Liability to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such Asset or Liability had been transferred or assumed at or prior to the Distribution Time.

(b) After the Distribution Time, each of the Company, SpinCo and the members of their respective Groups may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of the Company and SpinCo and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or SpinCo and the other members of the SpinCo Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.8 are not intended to, and shall not be deemed to, constitute an authorization by any of the

Company, SpinCo or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.

(c) The Company shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to SpinCo (or its designated Affiliates) any monies or checks that have been sent to or that are received by the Company or any of its Subsidiaries after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the SpinCo Business or the SpinCo Group, to the extent that they constitute SpinCo Assets.

(d) SpinCo shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Company (or its designated Subsidiaries) any monies or checks that have been sent to SpinCo or any of its Affiliates (including the SpinCo Business and the SpinCo Group) after the Distribution Time to the extent that they constitute an Excluded Asset.

(e) SpinCo agrees that from and after the Closing, SpinCo shall promptly, and in any event in accordance with the terms of the account purchase agreements set forth on Schedule 2.9(e) (the “Account Purchase Agreements”) as in effect immediately prior to the Distribution, transfer to the applicable counterparties to the Account Purchase Agreements any cash amounts received by SpinCo or any of its Affiliates (including the SpinCo Entities) in respect of receivables sold or transferred by the Company or its Affiliates (including the SpinCo Entities) prior to the Distribution pursuant to the Account Purchase Agreements to the extent such receivables were not included in the calculation of the Net Working Capital and such cash was not included in the calculation of Net Indebtedness.

Section 2.9 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), MERGER PARTNER AND MERGER PARTNER EQUITYHOLDER UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT (AND EXCEPT FOR ANY MERGER PARTNER TAX REPRESENTATIONS OR COMPANY TAX REPRESENTATIONS), NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER

AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST.

Section 2.10 Termination of Overhead and Shared Services. SpinCo and Merger Partner acknowledge and agree that (a) the SpinCo Business currently receives from the Company and its Subsidiaries certain Overhead and Shared Services, (b) except as expressly provided in the Transition Services Agreement or in any sublease agreement governing a Shared Continuing Real Property, all Overhead and Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time, with no further obligation of the Company or any of its Subsidiaries, and (c) from and after the Distribution Time, SpinCo and Merger Partner (and their Affiliates) shall have no rights or Liabilities under any Shared Contracts that are not SpinCo Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document or the Merger Agreement.

Section 2.11 Use of Marks.

(a) Except as expressly provided in this Section 2.11, following the Distribution Time, neither SpinCo, the SpinCo Group nor any of SpinCo’s other Affiliates shall use, or have or acquire the right to use or any other rights in the Company Trademarks. Within twenty (20) Business Days following the Distribution Time, SpinCo shall, and shall cause the SpinCo Group and each of SpinCo’s other Affiliates having a name, Trademark or Internet Property that includes a Company Trademark to change its name to a name that does not include any Company Trademark, including making any relevant legal filings.

(b) Except as provided in Section 2.11(a) (with respect to the change of Company Trademarks), the SpinCo Group retains a worldwide and royalty-free right to temporarily use the Company Trademarks following the Distribution Time, to the extent and in the same manner as used immediately prior to the Distribution Time, so long as SpinCo shall, and shall cause the SpinCo Group, to (i) immediately after the Distribution Time, cease to hold itself out as having any affiliation with the Company or any of its Affiliates and (ii) use reasonable efforts to minimize and eliminate use of the Company Trademarks by the SpinCo Group; provided, that, except as necessary to effectuate rights under Section 7.8, as soon as reasonably practicable after the Distribution Time (and in any event within one hundred eighty (180) days thereafter), SpinCo shall, and shall cause the SpinCo Group and each of SpinCo’s other Affiliates to (x) cease and discontinue use of all Company Trademarks, including as part of any Internet Property, and (y) complete the removal of the Company Trademarks from all products, services, platforms, websites, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Nothing in this Agreement shall restrict or limit the SpinCo Group’s right to make use of any Company Trademarks (i) in a manner that constitutes “fair use” under applicable Law, (ii) as required by applicable Law or (iii) for neutral, non-trademark use, including in historical, tax and similar records and materials or otherwise to describe the history of the SpinCo Group or the SpinCo Business.

Section 2.12 Background IP License.

(a) License to SpinCo. Effective as of the Distribution, and subject to the provisions hereof, the Company and its Subsidiaries (other than the SpinCo Entities) hereby grant to the SpinCo Entities a worldwide, fully paid-up, royalty-free, irrevocable, non-transferable (except as provided pursuant to Section 2.12(d)), perpetual, non-exclusive license under (i) the Patents that are owned by the Company and its Subsidiaries as of the Distribution Time and that are Practiced by the SpinCo Business as of the Distribution Time to make, have made, import, use, offer to sell, sell and otherwise provide any product or service, including to practice any method, process or procedures claimed in any such Patents, in each case, solely with respect to the SpinCo Business and (ii) all Intellectual Property (other than Patents, Trademarks and Registered IP) that are owned by Company and its Subsidiaries as of the Distribution and that are used in and related to the SpinCo Business, to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit the tangible SpinCo Assets, it being understood that the foregoing license does not and shall not require the delivery or disclosure to any SpinCo Entities of any tangible or intangible assets that are not SpinCo Assets. For the purpose of this Section, “Practice” means, with respect to a Patent, engaging in conduct that, absent a license of the scope set forth in Section 2.12(a)(i) or ownership thereof, would infringe a claim of such Patent.

(b) License to Company. Effective as of the Distribution, and subject to the provisions hereof, SpinCo and the other SpinCo Entities hereby grant to the Company and its Subsidiaries (other than the SpinCo Entities) a worldwide, fully paid-up, royalty-free, irrevocable, non-transferable (except as provided pursuant to Section 2.12(d)), perpetual, non-exclusive license under (i) the Patents included in the SpinCo Intellectual Property and that are Practiced by the Company Business as of the Distribution Time to make, have made, import, use, offer to sell, sell and otherwise provide any product or service, including to practice any method, process or procedures claimed in any such Patents, in each case, solely with respect to the Company Business; and (ii) the SpinCo Intellectual Property (other than Patents, Trademarks and Registered IP) to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit the Retained Technology, it being understood that the foregoing license does not and shall not require the delivery or disclosure to the Company or any Subsidiary of the Company (other than any SpinCo Entity) of any tangible or intangible assets that are SpinCo Assets.

(c) Sublicensing. Each Party and its Subsidiaries in its capacity as the licensee of the rights or licenses granted to it pursuant to under this Section 2.12 (“Licensee Party”) may sublicense the license and rights granted to it under Section 2.12(a)(ii) and Section 2.12(b)(ii), respectively, freely to a third party in connection with the operation of the Licensee Party’s business in the ordinary course or to a Divested Entity. The Patent licenses set forth in Section 2.12(a)(i) and Section 2.12(b)(i) are not sublicenseable, except as provided in Section 2.12(e).

(d) Transfer of Licenses. Except as expressly set forth herein, no Licensee Party may assign or transfer the licenses granted to it pursuant to this Section 2.12 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, a Licensee Party may assign, in whole or in relevant part, such licenses to a third party, or permit a third party to assume such license, in connection with any transfer of all or any part of the business or a product line of such Licensee Party (regardless of the form of transaction or series of transactions). Any assignment in violation of this Section 2.12(d) shall be null and void from the beginning.

(e) Rights to Subsidiaries.

(i) Any rights or licenses granted under this Section 2.12 extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and, accordingly, except as provided in Section 2.12(e)(ii) the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.

(ii) Notwithstanding the limitations on sublicensing set forth in Section 2.12(c), if a Licensee Party divests a Subsidiary or business unit (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary (a “Divested Entity”), upon providing written notice of such divestiture to the other Party, the Licensee Party may grant the Divested Entity a sub-license under the licenses granted to the Licensee Party pursuant to this Section 2.12, but only in connection with the products and services offered by such Divested Entity at the time it ceased to be a Subsidiary of the Licensee Party, and natural evolutions of such products or services that are of the same general type. Such sublicense grant to a Divested Entity in accordance with the foregoing shall not affect or limit the licenses granted to any Licensee Party or the obligations and duties of any Licensee Party hereunder.

(f) Confidentiality. Notwithstanding the transfer or disclosure of any Technology or grant of any license to a Trade Secret or other proprietary right in confidential information to a Licensee Party hereunder, each Licensee Party agrees on behalf of itself and its Subsidiaries that (i) it (and each of its Subsidiaries) shall treat the Trade Secrets and confidential information licensed or disclosed to it hereunder with at least the same degree of care as they treat their own similar Trade Secrets and confidential information, but in no event with less than reasonable care, and (ii) neither Licensee Party (nor any of its Subsidiaries) may use or disclose such Trade Secrets or confidential information, as applicable, except in accordance with its respective license granted in this Section 2.12. Nothing herein will limit either Party’s ability to enforce its rights against any third party that misappropriates or attempts to misappropriate any Trade Secret or confidential information from it, regardless of whether it is an owner or licensee of such Trade Secret or confidential information.

(g) Rights in Bankruptcy. All rights and licenses granted to a Party as licensee hereunder are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Section 2.13 Removal of Excluded Assets and SpinCo Assets.

(a) The Company shall, or shall cause one of its Subsidiaries to, remove any Excluded Assets from the SpinCo Owned Real Property and the SpinCo Leased Real Property within one hundred eighty (180) days following the Distribution Date, unless the Excluded Asset will be used by SpinCo or its Affiliates in connection with any services to be provided under any Transaction Document or the Merger Agreement, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document or the Merger Agreement. Following the Distribution Time, SpinCo shall provide the Company and its Subsidiaries reasonable access and assistance during normal business hours upon reasonable prior written notice, to permit the removal of such Excluded Assets (including any such Excluded Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of SpinCo or its Affiliates, neither SpinCo nor any of its Affiliates shall have any Liability to the Company or its Subsidiaries in connection with the storage at, or removal from, the SpinCo Owned Real Property or SpinCo Leased Real Property of such Excluded Assets.

(b) SpinCo shall, or shall cause its Affiliates to, remove any SpinCo Assets located at any facility of the Company or its Subsidiaries that is an Excluded Asset, within one hundred eighty (180) days following the Distribution Date, unless the SpinCo Asset would reasonably be expected to be used by the Company or its Subsidiaries in connection with any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document. Following the Distribution Time, the Company will provide SpinCo reasonable access and assistance during normal business hours upon reasonable prior written notice to permit the removal of such SpinCo Assets (including any such SpinCo Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries shall have any Liability to SpinCo or its Affiliates in connection with the storage at, or removal from, any of such facilities of the Company or its Subsidiaries of such SpinCo Assets. Risk of loss with respect to the SpinCo Assets will pass to SpinCo at the Distribution Time.

(c) Upon the removal of assets pursuant to this Section 2.12, the removing Party will, at its sole cost and expense, restore the areas of such facilities in which the removed assets were located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition, including by (i) safely capping supply and discharge lines (electrical, liquids, gas, etc.) to the logical distribution or junction points, (ii) repairing any damage or holes to concrete, floors, walls, roofs, ceilings or other portions of any real property resulting from the removal of such SpinCo Assets or Excluded Assets, as applicable, therefrom after the Closing Date.

(d) Notwithstanding anything in this Section 2.12, if the storage, use, transfer or removal of any Excluded Asset or SpinCo Asset is otherwise expressly addressed in any Transaction Document, the terms of such Transaction Document will control to the extent in conflict with the terms of this Agreement.

Section 2.14 Guarantees.

(a) From and after the Distribution, SpinCo shall indemnify and hold harmless the members of the Company Group against any Liabilities that the members of the Company Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the members of the Company Group issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the SpinCo Business or the SpinCo Entities (collectively, the “Company Guarantees”), (ii) any claim or demand for payment made on a member of the Company Group with respect to any of the Company Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Company Guarantees, and shall reimburse the members of the Company Group for any fees or expenses reasonably incurred in connection with any of the foregoing clauses (i) through (iii). Not in limitation of the foregoing, the members of the Company Group may terminate any or all Company Guarantees. At the request of the Company, SpinCo shall provide the members of the Company Group with a letter of credit or bond in an amount directed by the Company equal to the members of the Company Group’s aggregate potential Liability in respect of the Company Guarantees for which the members of the Company Group may be indemnified or reimbursed pursuant to this Section 2.14. With respect to any Company Guarantee, the Company and each of its Affiliates is referred to as a “Guarantee Indemnified Party” for purposes of this Section 2.14.

(b) From and after the Distribution, the Company shall indemnify and hold harmless members of the SpinCo Group against any Liabilities that members of the SpinCo Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the members of the SpinCo Group issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the Company Business (collectively, the “SpinCo Entity Guarantees” and, together with the Company Guarantees, the “Guarantees”), (ii) any claim or demand for payment made on a member of the SpinCo Group or any of its Affiliates with respect to any of the SpinCo Entity

Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any SpinCo Entity Guarantees, and shall reimburse the members of the SpinCo Group for any fees or expenses reasonably incurred in connection with any of the foregoing clauses (i) through (iii). Not in limitation of the foregoing, upon and after the Distribution, the members of the SpinCo Group may terminate any or all SpinCo Entity Guarantees. At the request of SpinCo, the Company shall provide the members of the SpinCo Group with a letter of credit or bond in an amount directed by Merger Partner equal to the members of the SpinCo Group’s aggregate potential Liability in respect of the SpinCo Entity Guarantees for which the members of the SpinCo Group may be indemnified or reimbursed pursuant to this Section 2.14. With respect to any SpinCo Entity Guarantee, each member of the SpinCo Group and its Affiliates is referred to as an “Guarantee Indemnified Party” for purposes of this Section 2.14.

(c) Without limiting Section 2.14(a) in any respect, SpinCo (in the case of any Company Guarantee) and the Company (in the case of any SpinCo Entity Guarantee) shall use its reasonable best efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for the Guarantee Indemnified Party, and for the Guarantee Indemnified Party to be released in respect of, or otherwise terminate (and cause the Guarantee Indemnified Party to be released in respect of), all obligations of the Guarantee Indemnified Party under each Company Guarantee or SpinCo Entity Guarantee, as applicable (including, in each case, by delivering at the Distribution or as promptly as practicable thereafter (i) executed agreements to assume reimbursement obligations for such Guarantees, (ii) executed instruments of guaranty, letters of credit or other documents requested by any banks, customers or other counterparties with respect to such Guarantees, and (iii) any other documents requested by the Company (in the case of any Company Guarantee) or SpinCo (in the case of any SpinCo Entity Guarantee) in connection with such party’s obligations under this Section 2.14). In furtherance and not in limitation of the foregoing, at the request of a Guarantee Indemnified Party, SpinCo (in the case of the Company Guarantees) and the Company (in the case of the SpinCo Entity Guarantees) shall and shall cause its Affiliates to assign or cause to be assigned any Contract underlying such Guarantee to a Subsidiary of SpinCo (in the case of the Company Guarantees) or the Company (in the case of the SpinCo Entity Guarantees) meeting the applicable net worth and other requirements in such Contract to give effect to the provisions of the preceding sentence. For any Guarantees for which SpinCo or any SpinCo Entity (in the case of a Company Guarantee) or the Company or any of its Affiliates (in the case of a SpinCo Entity Guarantee), as applicable, is not substituted in all respects for the Guarantee Indemnified Party (or for which the Guarantee Indemnified Party is not released) effective as of the Distribution and that cannot otherwise be terminated effective as of the Distribution (with the Guarantee Indemnified Party to be released in respect thereof), each of SpinCo (in the case of a Company Guarantee) and the Company (in the case of a SpinCo Entity Guarantee), shall continue to use its best efforts and shall cause its Affiliates to use their best efforts to effect such substitution or termination and release after the Distribution. Without limiting the foregoing, neither SpinCo (in the case of a Company Guarantee) nor the Company (in the case of a SpinCo Entity Guarantee) shall, or shall permit any of its Affiliates to, extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, SpinCo or the SpinCo Entities (in the case of a Company Guarantee) or the Company or any of its Affiliates (in the case of a SpinCo Entity Guarantee) are substituted in all respects for the Guarantee Indemnified Party, and the Guarantee Indemnified Party is released, in respect of all obligations of the Guarantee Indemnified Party under such Guarantee. In the event that either party or any of its Affiliates or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties, assets or Equity Interests to any Person, then, in each case, proper provision shall be made so that the successors and assigns of such party or its Affiliates, as the case may be, shall succeed to the obligations of this Section 2.14.

Section 2.15 Bulk Sales. Each of the Company and SpinCo hereby waives compliance by each and every member of the SpinCo Group or the Company Group, respectively, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to any member of the Company Group or the SpinCo Assets to any member of the SpinCo Group.

Section 2.16 Works Council Matters; France.

(a) The Company, SpinCo and Merger Partner acknowledge that, under French labor Laws, one or more works councils of the Company and/or one or more of its Subsidiaries that own French SpinCo Assets or directly conduct the French SpinCo Business (such Subsidiaries, collectively, the “French Companies”) will need to be informed and consulted with respect to (i) the offer made by SpinCo to (A) acquire the assets meeting the criteria set forth in the definition of “SpinCo Assets” that are located in France and are owned by the Transferring French Entities (the “French SpinCo Assets”), and acquire the SpinCo Business conducted by the Transferring French Entities (the “French SpinCo Business”) and (B) assume the liabilities meeting the criteria set forth in the definition of “SpinCo Liabilities” related to the French SpinCo Business (the “French SpinCo Liabilities”) and (ii) the consequences of the Merger on the French Companies. Notwithstanding anything to the contrary in this Agreement, unless and until the Company (or its relevant Subsidiaries) has executed and delivered to SpinCo the France Acceptance Notice (as defined below and which shall not occur until the end of the relevant consultation process, i.e., until the applicable works council has rendered an opinion in writing or until the applicable works councils are deemed to have been consulted and to have rendered a negative opinion, in accordance with the applicable provisions of the Laws of France), the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities will not be considered to constitute part of the SpinCo Assets, SpinCo Business or SpinCo Liabilities respectively.

(b) On the terms and conditions set forth in the offer letter executed as of the date hereof between SpinCo and Jacobs Engineering Group, Inc. (the “French Offer Letter” and the offer set forth therein, the “French Offer”), SpinCo has irrevocably offered to acquire the French SpinCo Assets and the French SpinCo Business and assume the French SpinCo Liabilities, in each case, upon the acceptance of the French Offer by the Company as if they were part of the definitions of SpinCo Assets, SpinCo Business and SpinCo Liabilities respectively hereunder. Subject to acceptance of the French Offer by the Company following the completion of the information/consultation process described herein, and upon delivery to SpinCo of notice of acceptance of the French Offer (the “France Acceptance Notice”), this Agreement shall apply fully to the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities, and the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities shall be included in the definitions of SpinCo Assets, SpinCo Business and SpinCo Liabilities respectively hereunder and subject to all terms of this Agreement related thereto. It is understood that in entering into this Agreement and the Merger Agreement, the Company is not in any regard bound to accept SpinCo’s irrevocable offer as set out in the French Offer Letter.

(c) The Company, SpinCo and Merger Partner acknowledge and agree that (i) the conditions to the transfer of the French SpinCo Assets and the French SpinCo Business or assumption of the French SpinCo Liabilities set forth in the French Offer Letter may be satisfied after the conditions to the Reorganization and the Distribution contained in this Agreement, and the conditions to the Merger contained in the Merger Agreement have otherwise been satisfied (and that the fact that the conditions of the French Offer Letter have not been satisfied shall not serve to cause any condition to the Reorganization or the Distribution contained in this Agreement, or the conditions to the Merger contained in the Merger Agreement, to not be satisfied), (ii) the Reorganization, Distribution, the Merger and the Closing shall take place in accordance with their terms (but excluding the French SpinCo Assets, the French SpinCo Business and French SpinCo Liabilities), and (iii) the consummation of the acquisition of the French SpinCo Assets and the French SpinCo Business and assumption of the French SpinCo Liabilities (the “France Closing”) shall occur in accordance with the terms of the French Offer Letter. The Company, SpinCo and Merger Partner further acknowledge and agree that all actions and documents relating to the transfer of the French SpinCo Assets, the French SpinCo Business and French SpinCo Liabilities shall not be required to be taken or delivered at the Closing but only at the France Closing.

(d) If the France Closing is unable to occur concurrently with or prior to the Distribution, the fact that the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities have not been transferred or assumed by SpinCo shall not result in any change to the consideration delivered by SpinCo under the Merger Agreement or in the calculation of the SpinCo Payment. If the France Closing occurs after the Closing, on the date of the France Closing, SpinCo shall deliver, or cause to be delivered any documents relating to the transfer of the French SpinCo Assets and the French SpinCo Business and assumption of the French SpinCo Liabilities as applicable in accordance with the terms of this Agreement as if the French SpinCo Assets and the French SpinCo Liabilities were SpinCo Assets and SpinCo Liabilities.

Section 2.17 Real Property Matters. In furtherance and not in limitation of the requirements of Section 2.1, the Company, SpinCo and Merger Partner shall, and shall each cause their applicable Subsidiaries to, use commercially reasonable efforts to cooperate with each other in order to develop and substantially implement a separation plan (the “Real Property Separation Plan”) for all of the Shared Existing Real Property, a material set of which is set forth on Schedule 2.17 to allocate such Shared Existing Real Property between the Company and its Affiliates, on the one hand, and SpinCo and its Affiliates, on the other hand, as of the Distribution Date as promptly as practicable following the date of this Agreement. In connection therewith, the Parties will enter into commercially reasonable and lawful arrangements prior to or in connection with the Distribution such that, immediately following the Distribution or, if applicable, the end of any applicable service period under the Transition Services Agreement, the Shared Existing Real Property will be a SpinCo Asset or an Excluded Asset, including, in some cases, such that some of which may be Shared Continuing Real Property. To the extent that the Real Property Separation Plan is not completed as of the Distribution Date, Section 2.4(a) shall apply in so far as the Real Property Separation Plan has not been consummated in respect of any individual Shared Existing Real Property.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a) Securities Law Matters.

(i) SpinCo shall cooperate with the Company to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. The Company shall be permitted to reasonably direct and control the efforts of SpinCo in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by the Company in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Merger Agreement and the other Transaction Documents.

(ii) SpinCo and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Company and SpinCo shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Company Common Stock, such information concerning SpinCo, Merger Partner, their respective businesses, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by Law. The Company and SpinCo will prepare, and SpinCo and the Company, as applicable, will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters that the Company determines are necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents. Merger Partner shall cooperate with the Company and SpinCo with respect to the filing of the

Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws, including by providing any information with respect to Merger Partner to be included therein, in each case, consistent with the obligations in the Merger Agreement.

(b) Stock Exchange Matters.

(i) The Company shall give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(ii) SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(c) Cash Reduction; Contribution.

(i) Without limiting the requirements of Section 2.6, prior to the Distribution Time, the Company may, and may cause the members of the Company Group and the SpinCo Group to, take such actions as the Company deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the SpinCo Group as of the Distribution Time (the “Available Cash” ); provided that the Company shall not, and shall not permit any member of the Company Group or SpinCo Group to, remove cash and cash equivalents (A) in an amount that would result in a violation of the minimum capital required by Law to be held by a SpinCo Entity, if any such requirement is applicable, or (B) in a manner that would materially and adversely impair the ability of a SpinCo Entity to operate in the ordinary course immediately after the Closing, as reasonably determined by the Company in consultation with Merger Partner.

(ii) Prior to the Distribution, in partial consideration for the transfer of the SpinCo Assets to SpinCo in the Contribution, (A) SpinCo shall issue to the Contributing Subsidiary additional shares of SpinCo Common Stock such that the number of shares of SpinCo Common Stock outstanding as of immediately prior to the Distribution Time shall be equal to the sum of (x) the number of shares of SpinCo Common Stock necessary to effect the Distribution and (y) the number of Retained shares, and (B) SpinCo (or an Affiliate thereof identified by the Company) shall transfer to the Contributing Subsidiary cash in an aggregate amount equal to $1,000,000,000, plus the Estimated Net Working Capital Adjustment minus the Estimated Net Indebtedness Adjustment (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by the Company.

(d) SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, the Company and SpinCo shall take all necessary actions so that, as of the Distribution, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively, and, subject and pursuant to Section 2.4 of the Merger Agreement, the Surviving Entity.

(e) Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by the Company, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which, prior to the termination of the Merger Agreement, may not be waived without Merger Partner’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the SEC shall have declared effective the Form 10, no order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(b) the Reorganization shall have been completed substantially in accordance with the Separation Step Plan (other than any steps that are expressly contemplated to occur at or after the Distribution);

(c) the actions set forth in Section 3.1(c)(ii) shall have been consummated or satisfied;

(d) an independent appraisal firm shall have delivered one or more opinions to the Company Board confirming the solvency of SpinCo and the solvency and surplus of the Company, in each case after giving effect to the consummation of the SpinCo Financing and the SpinCo Payment and the consummation of the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware Law); and such opinions shall be reasonably acceptable to the Company in form and substance in the Company’s sole discretion; and such opinions shall not have been withdrawn, rescinded or modified in any respect materially adverse to the Company;

(e) the Company shall have received the Distribution Tax Opinions from WLRK and the Company Accounting Firm, as applicable (provided that the condition in this Section 3.2(e) shall not apply with respect to any Distribution Tax Opinion to the extent that any such matters are addressed by an IRS Ruling);

(f) the Company shall have received the IRS Ruling, and such IRS Ruling shall continue to be valid and in full force and effect;

(g) the SpinCo Common Stock to be distributed to the Company stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution;

(h) the conditions set forth in Article VIII of the Merger Agreement (other than in Section 8.1(b) of the Merger Agreement) shall have been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time; and

(i) Merger Partner shall have irrevocably confirmed to the Company that each condition in Section 8.1 and Section 8.3 of the Merger Agreement (other than in Section 8.1(b) thereof) to Merger Partner’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution and/or the Merger, or (iii) subject to applicable Laws is or has been waived by Merger Partner.

Each of the foregoing conditions is for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or the Company Board to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit the Company’s rights of termination set forth in this Agreement or the Merger Agreement; provided, however, that the foregoing shall not limit the Company’s rights under the Merger Agreement.

Section 3.3 The Distribution.

(a) The Company Board, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by the Contributing Subsidiary on the Distribution Date (other than the Retained Shares) shall be distributed to the holders of record of Company Common Stock in the manner determined by the Company and in accordance with Section 3.3(f). In accordance with Section 3.3(f), each holder of Company Common Stock on the Record Date (a “Record Holder”) shall be entitled to receive, in respect of the aggregate number of shares of Company Common Stock held by such holder on the Record Date, a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by the Company on the Distribution Date (excluding the Retained Shares), multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by such holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date, which number of shares of SpinCo Common Stock shall be rounded down to the nearest whole number.

(b) Fractional shares distributed in connection with the Distribution shall not be delivered to Record Holders or credited to book-entry accounts, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.3(b), would be entitled to receive a fractional share interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid in cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, the Company shall direct the Distribution Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of the Company, SpinCo or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.3(b). Neither the Company nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of the Company or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.3(b) and Section 3.3(c), the beneficial owner of shares of Company Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(c) Any shares of SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and the Company shall have no Liability with respect thereto.

(d) None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) The Company, SpinCo, the Distribution Agent, or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, foreign or other Tax Law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(f) Upon the consummation of the Distribution, the Company shall deliver to the Distribution Agent, a global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Distribution for the account of the Company’s stockholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of the Company’s stockholders.

Section 3.4 Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and SpinCo shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware, to increase the number of authorized shares of SpinCo Common Stock and make such other amendments as may be necessary or advisable in order to cause there to be issued and outstanding the number of shares of SpinCo Common Stock necessary to effect the Distribution.

Section 3.5 Release of Security. The Company shall, at its sole cost and expense, use reasonable best efforts to cause any Security Interest on any SpinCo Asset or Equity Interests of SpinCo that serves as collateral or security for any indebtedness of any member of the Company Group (other than a SpinCo Entity) to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”), prior to the Distribution. If any such Security Interest is not so Discharged prior to the Distribution, the Company shall, at its sole cost and expense, use reasonable best efforts to cause such Security Interest to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Security Interest to be Discharged shall constitute an Excluded Liability.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Delivery of SpinCo Business Records. Prior to the Distribution Time, the Company and Merger Partner shall work together in good faith to determine procedures for the delivery by the Company to SpinCo of a copy of the SpinCo Business Records following the Distribution Time (the “Agreed Procedures”), which Agreed Procedures will also apply to the delivery by SpinCo to the Company of a copy of any Books and Records other than the SpinCo Business Records (the “Company Business Records”); provided that, unless otherwise mutually agreed by the Parties, the Company and SpinCo will only be required to provide SpinCo Business Records, or Company Business Records, as applicable, in accordance with Schedule 4.1. Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, deliver the SpinCo Business Records in accordance with the Agreed Procedures. The Company will only be required to deliver SpinCo Business Records as contemplated by this Section 4.1. The Company shall have the right to retain, following the Distribution Time, copies of any SpinCo Business Records that the Company in good faith determines it or any of its Subsidiaries is reasonably likely to need access for bona fide business or legal purposes, provided that they shall be treated as SpinCo Confidential Information.

Section 4.2 Delivery of Company Business Records. Following the Distribution Time, SpinCo shall, and shall cause its Subsidiaries to, deliver all Company Business Records in accordance with the Agreed Procedures. SpinCo will only be required to deliver Company Business Records as contemplated by this Section 4.2. SpinCo shall have the right to retain, following the Distribution Time, copies of Company Business Records that SpinCo in good faith determines it or any of its Subsidiaries is reasonably likely to need access for bona fide business or legal purposes, provided that they shall be treated as Company Confidential Information.

Section 4.3 Access to Business Records.

(a) From and after the Distribution Date for a period consistent with such Party’s bona fide record retention policies, each of SpinCo and the Company, on behalf of its respective Group, will (i) use commercially reasonable efforts to maintain the SpinCo Business Records in accordance with such Party’s bona fide record retention policies and (ii) provide the other Party and its Representatives reasonable access to the SpinCo Business Records relating to periods prior to the Closing for any reasonable purpose; provided that, except as provided otherwise in the Transition Services Agreement, the Merger Agreement or any other Transaction Document, neither Party shall be required to provide the requesting Party with access to any of such Party’s information technology systems to review any SpinCo Business Records. All access to SpinCo Business Records, personnel and assistance provided pursuant to this Section 4.3 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access, (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access, and (z) conducted at the accessing Party’s sole cost and expense (which cost and expense shall be reasonable, and shall include for this purpose a reasonable allocation for the time used by employees of the Party provided access). The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.3.

(b) From and after the Distribution Date for a period consistent with SpinCo’s bona fide record retention policies, SpinCo, on behalf of the SpinCo Group, will (i) use commercially reasonable efforts to maintain the Company Business Records in accordance with its bona fide record retention policies and (ii) provide the Company and its Representatives reasonable access to the Company Business Records relating to periods prior to the Closing for any reasonable purpose; provided that, except as provided otherwise in the Transition Services Agreement, the Merger Agreement or any other Transaction Document, SpinCo shall not be required to provide the Company with access to any of SpinCo’s information technology systems to review any Company Business Records. All access to Company Business Records, personnel and assistance provided pursuant to this Section 4.3 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access, (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access, and (z) conducted at the accessing Party’s sole cost and expense (which cost and expense shall be reasonable, and shall include for this purpose a reasonable allocation for the time used by employees of the Party provided access). The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.3.

(c) Without limiting the generality of the foregoing, until the second (2nd) Company fiscal year-end occurring after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to cooperate with the other’s Books and Records requests to enable (i) the Company or SpinCo, as applicable, to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and in connection with any incurred cost submission audits, business system audits and other customer audits by a Governmental Entity for a period of seven (7) years, and (ii) the Company’s or SpinCo’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(d) Nothing in Section 4.3 shall apply to (i) the provision of any SpinCo Business Records or Company Business Records to the extent relating to Tax matters (such matters being governed by the Tax Matters Agreement) or employee, compensation and benefits matters (such matters being governed by the Employee Matters Agreement) or (ii) the delivery of copies of SpinCo Business Records or Company Business Records following the Distribution Time (which shall be governed by Section 4.1 and Section 4.2, as applicable).

(e) Each of the Company and SpinCo agrees to use commercially reasonable efforts to hold all the Books and Records of the SpinCo Business and the Company Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such Books and Records not in accordance with its then current retention policy, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to the other Party.

Section 4.4 Scope of Delivery and Access.

(a) The Company and its Subsidiaries shall be permitted to redact any portion of the SpinCo Business Records that does not relate to the SpinCo Business. SpinCo and its Subsidiaries shall be permitted to redact any portion of the Company Business Records that does not relate to the Company Business.

(b) Neither the Company nor SpinCo will be required to provide any SpinCo Business Records or Company Business Records, as applicable, or other information to the extent doing so would, in such Party’s reasonable discretion, (i) jeopardize such Party’s or any of its Affiliates’ attorney-client privilege or similar immunity or protection, (ii) conflict with any applicable Law, Order, Contract, Consent, privacy policy or other binding legal or contractual obligation of such Party or any of its Affiliates, or (iii) result in the disclosure of such Party’s or any of its Affiliates’ competitively sensitive information; provided that the applicable Party shall use its reasonable best efforts to permit the provision of such access or information in a manner that avoids any such detriment or consequence.

(c) If the Company, on the one hand, and SpinCo or Merger Partner, on the other hand, are in an adversarial relationship in any Action, the furnishing of information, documents or records in connection with such Action will be subject to any applicable rules relating to discovery and not this Article IV.

(d) In addition to any other rights and obligations set forth in the Merger Agreement, this Agreement and the other Transaction Documents, the Confidentiality Agreement will apply with respect to the transfer and protection of any information pursuant to Section 4.1 and Section 4.2, as applicable.

Section 4.5 Other Agreements Providing for Exchange of Books and Records. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Books and Records set forth in the Merger Agreement or any other Transaction Document. Notwithstanding anything in this Article IV to the contrary, the Tax Matters Agreement shall exclusively govern the retention of Tax related records and the exchange of Tax-related information.

Section 4.6 Production of Witnesses and Records in Connection with an Action.

(a) Notwithstanding anything to the contrary in this Article IV, from and after the Distribution Time, except in the case of an adversarial Action by SpinCo or Merger Partner (or any member of their respective Groups) against the Company or a member of the Company Group, or vice versa, each Party shall use its reasonable efforts to make available to each other Party, upon written request and during regular business hours, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any Books and Records or other information within its control or that it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or Books and Records or other information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) The obligation of the Parties to provide witnesses pursuant to this Section 4.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action between the Company, on the one hand, and Merger Partner or SpinCo, on the other hand.

(c) In connection with any matter contemplated by this Section 4.6, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(d) For the avoidance of doubt, the provisions of this Section 4.6 are in furtherance of the provisions of Section 4.1 and Section 4.2 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1 and Section 4.2.

Section 4.7 Counsel; Privileges; Legal Materials.

(a) In-house lawyers employed by the Company and its Subsidiaries prior to the Distribution Time (“Existing Company Counsel”) have provided legal services to and jointly represented the Company and its Subsidiaries, including members of the Company Group and the SpinCo Group. From and after the Distribution Time, certain Existing Company Counsel will remain employees of one or more members of the Company Group and provide legal services to and represent only the Company Group (“Company Counsel”) and certain other Existing Company Counsel will become employees of one or more members of the SpinCo Group and provide legal services to and represent only the SpinCo Group (“SpinCo Counsel”). From and after the Distribution Time, (i) the Company Counsel will represent only the Company Group, and will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to the Company Group and (ii) the SpinCo Counsel will represent only the SpinCo Group, and will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to the SpinCo Group. The Company and SpinCo have previously been jointly represented by the Existing Company Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Distribution Time in which the Company or another member of its Group was represented by any of the Existing Company Counsel.

(b) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records or other information concerning general business matters related to the SpinCo Business and members of the SpinCo Group prior to the Distribution (excluding any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (collectively, “General SpinCo Business Information”) shall be subject to a joint privilege and protection between the Company, on the one hand, and the members of the SpinCo Group, on the other hand. The Company and the members of the SpinCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) the Company without the prior written consent of SpinCo or (ii) by any member of the SpinCo Group without the prior written consent of the Company; provided, however, that any such privileged communications or attorney-work product, whether arising prior to or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such Party.

(c) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement or any other Transaction Document or any other transaction including or regarding the SpinCo Business in lieu of any of the foregoing, shall in each case be retained and controlled only by the Company and may be waived only by the Company. SpinCo acknowledges and agrees, on behalf of itself and each member of the SpinCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the SpinCo Group at any time after the Distribution Time; and (ii) in the event of a dispute between any member of the SpinCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the SpinCo Group produce privileged materials or attorney work-product of any member of the Company Group (including the privileged communications and attorney work-product covered by this Section 4.7), SpinCo shall cause such member of the SpinCo Group to assert such privilege or protection on behalf of the applicable member of the Company Group to prevent disclosure of privileged communications or attorney work-product to such third party.

(d) The Parties agree that the Reorganization and the Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege, without the prior written consent of the other Party. If any dispute arises between the Company and SpinCo, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(e) Notwithstanding Section 4.7(b), the Parties acknowledge and agree that, as between the Company Group and the SpinCo Group (as constituted as of immediately before the Distribution) Wachtell, Lipton, Rosen & Katz and any other external counsel set forth on Section 4.7(e) of the Schedules (“Existing Company Outside Counsel” and, together with Existing Company Counsel, “Counsel”) and Existing Company Counsel represented, for times prior to the Distribution, only the Company and not any member of the SpinCo Group. Notwithstanding Section 4.7(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by the Company, (ii) any advice given by or communications with Counsel (to the extent that (A) it relates to any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or (B) it concerns matters (other than general business matters) related to the SpinCo Business and members of the SpinCo Group prior to the Distribution) shall not be subject to any joint privilege and shall be owned solely by the Company, and (iii) no member of the SpinCo Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with

Counsel prior to the Distribution, for conflict of interest or any other purposes. The Company and SpinCo (for itself and on behalf of each member of the SpinCo Group and, after the Effective Time, Merger Partner and each Subsidiary of Merger Partner) hereby agree that, in the event that any dispute, or any other matter in which the interests of the Company, its Affiliates and its direct and indirect equityholders, on the one hand, and the SpinCo Group or, after the Effective Time, the Merger Partner or any of its Affiliates, on the other hand, are adverse, arises after the Effective Time between the SpinCo Group or, after the Effective Time, the Merger Partner or any of its Affiliates, on the one hand, and the Company, its Affiliates and its direct and indirect equityholders, on the other hand, the applicable Existing Company Outside Counsel may represent the Company, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of the Company, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the SpinCo Group or, after the Effective Time, the Merger Partner or any of its Affiliates.

(f) In furtherance of the Parties’ agreement under this Section 4.7, the Company and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

(g) The transfer of all Books and Records pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 4.7 and in Section 7.2 to maintain the confidentiality of privileged Books and Records and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Books and Records, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Books and Records between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

RELEASES

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, SpinCo, Merger Partner Equityholder and Merger Partner do hereby, in each case for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the SpinCo Financing Agreements, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the SpinCo Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).

(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company

Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document, the Merger Agreement or any Contracts that are specified in Section 2.6(a), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Company Group or the SpinCo Group that is specified in Section 2.6 as not terminating as of the Distribution Time or any other Liability specified in Section 2.6 as not terminating as of the Distribution Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or

(vii) any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).

In addition, nothing contained in Section 5.1(a) shall release: (A) the Company from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent that such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Company Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent that such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.

(d) SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of the Company and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.

ARTICLE VI

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 6.1 General Indemnification by SpinCo. SpinCo shall indemnify, defend and hold harmless each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):

(a) any SpinCo Liability;

(b) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Time;

(c) any breach by any member of the SpinCo Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, in which case breaches of any such Transaction Document shall be subject to the indemnification provisions contained in such Transaction Document and not those in this Agreement);

(d) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the SpinCo Financing, including the use of information provided by Merger Partner in connection therewith;

(e) any breach by any member of the SpinCo Group of any covenant of SpinCo under the Merger Agreement, which covenant, by its terms, is to be performed subsequent to the Distribution Time; and

(f) any Liabilities that the members of the Company Group suffer, incur or are liable with respect to any arrangement implemented or attempted to be implemented pursuant to Section 2.1(e), other than as a result of the gross negligence, fraud or willful misconduct of any such member of the Company Group.

Section 6.2 General Indemnification by the Company. The Company shall indemnify, defend and hold harmless each member of the SpinCo Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Excluded Liability;

(b) the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;

(c) any breach by any member of the Company Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement);

(d) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent related to the use of information relating to the Company Business and provided by the Company in connection with the SpinCo Financing; and

(e) any breach by any member of the Company Group of any covenant of the Company under the Merger Agreement, which covenant, by its terms, is to be performed subsequent to the Distribution Time.

Section 6.3 General Indemnification by Merger Partner Equityholder. Following the Distribution, Merger Partner Equityholder shall indemnify, defend and hold harmless each SpinCo Indemnified Party, from and against any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from any Merger Partner Leakage Amount. Merger Partner Equityholder’s indemnification obligations pursuant to this Section 6.3 shall terminate on the date that is twelve (12) months after the Distribution Date.

Section 6.4 Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.

Section 6.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that the Company, SpinCo or Merger Partner Equityholder, as applicable (an “Indemnifying Party”), is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

Section 6.6 Certain Matters Relating to Indemnification of Third-Party Claims.

(a) Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person that is not a member of the Company Group or the SpinCo Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other section of this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification provisions, in which case such Transaction Documents shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.6(a).

(b) Subrogation. To the extent that an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim that such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.10, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.7 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.

(b) Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party; provided that, the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced. Such Indemnifying Party shall have thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, then such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction Document that expressly contains indemnification provisions, in which case such Transaction Documents shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c) The provisions of this Article VI (other than this Section 6.7(c)) shall not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).

(d) Each Indemnified Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(e) If a potential indemnification claim is addressed by the indemnification provisions of the Merger Agreement or another Transaction Document, then the claim shall be made under such document or agreement and not under this Agreement. In no event shall any Party be entitled to double recovery for the same Losses from the indemnification provisions of this Agreement, the Merger Agreement and any other Transaction Document. Notwithstanding anything to the contrary herein, the Company shall not be required to indemnify or hold harmless any SpinCo Indemnified Party against, or reimburse any SpinCo Indemnified Party for, any Losses to the extent that the related Liabilities were reflected in, reserved for or taken into account in the determination of Net Working Capital or Net Indebtedness on the Final Adjustment Statement or were reflected or reserved for in the Business Financial Statements.

Section 6.8 Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (except for any express indemnification, damages or remedy provisions contained in any Transaction Document). In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI or any express indemnification, damages or remedy provisions contained in any Transaction Document. The foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.8 or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VIII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from Fraud, (c) the Merger Agreement or any other Transaction Document that expressly contains indemnification, damages or remedy provisions (including Section 2.14 and Section 7.8 of the Merger Agreement), which shall be subject to the indemnification provisions contained therein and not this Article VI and (d) the matters covered by Section 2.7 and Section 2.8 and Section 2.14.

Section 6.9 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any Party.

Section 6.10 Management of Actions. This Section 6.10 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.10.

(a) Control of Defense. An Indemnifying Party may elect (but shall not be required) to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third-Party Claim; provided that the Indemnifying Party shall not be entitled to defend such Third-Party Claim and shall pay the reasonable and documented out-of-pocket fees and expenses of one separate counsel for each Indemnified Party if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation or if such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party (and not any Indemnifying Party or any of its Affiliates). Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 6.6(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to the Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party; provided, however, in the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in such case, the reasonable and documented out-of-pocket fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party; provided, further, that the Indemnifying Party will pay the reasonable and documented out-of-pocket fees and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnified Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct.

(b) No Assumption of Defense. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.10(a), then the applicable Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available under the terms of this Agreement. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.10(a), then, it shall not be a defense to any obligation of the Indemnifying Party to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or, subject to Section 6.11, that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(c) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.11 Settlement of Actions. No Party managing an Action pursuant to Section 6.10 shall settle or compromise such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (a) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or any of its Affiliates or (b) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of any member of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 6.10 without the express written consent of the Party managing such Action.

Section 6.12 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such Losses are found by a court of competent jurisdiction to be owed to an unaffiliated third party in connection with a Third-Party Claim, no Party or its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any Losses that are punitive, incidental, consequential, special, indirect, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income, loss of business reputation or opportunity, diminution in value and any damages based on any type of multiple), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1 Further Assurances. Except as specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and following the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.2 Confidentiality.

(a) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, the Company shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives (collectively, with respect to any Person, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of the Company or its Subsidiaries who reasonably need to know such information in providing services to any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Company Group under this Agreement, any other Transaction Document or the Merger Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services. The Company shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the SpinCo Business, furnished to or otherwise in the possession of any member of the Company Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and the portion of any notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, to the extent that they contain or otherwise reflect such Books and Records, is hereinafter referred to as “SpinCo Confidential Information.” SpinCo Confidential Information does not include, and there shall be no obligation under this Section 7.2 with respect to, Books and Records or other information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible under this Agreement, (ii) becomes available to the Company after the Distribution Time from a source other than SpinCo or its Affiliates; provided that such source was not known by the Company to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Books and Records or other information, or (iii) is developed independently by a member of the Company Group without use or reference to the SpinCo Confidential Information.

(b) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Company Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Company Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Books and Records to the extent relating to the Company Business, furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, to the extent that they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation under this Section 7.2 with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group not otherwise permissible under this Agreement, (ii) becomes available to SpinCo after the Distribution Time from a source other than the Company or its Affiliates; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any member of the Company Group with respect to such Books and Records, or (iii) is developed independently by a member of the SpinCo Group without use or reference to the Company Confidential Information.

(c) If a member of the Company Group, on the one hand, or a member of the SpinCo Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any SpinCo Confidential Information or Company Confidential Information (other than with respect to any such Books and Records furnished pursuant to the provisions of Article IV), as applicable, then the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Company Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).

(d) Notwithstanding anything in this Section 7.2, to the extent that the treatment, maintenance, use, non-use, disclosure or non-disclosure of any SpinCo Confidential Information or Company Confidential Information is expressly addressed in the Merger Agreement or in any Transaction Document, the applicable terms of such document or agreement will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 7.2 to the contrary, (i) Representatives of the Company and its Subsidiaries may retain certain residual knowledge of the SpinCo Confidential Information, and (ii) Representatives of SpinCo and its Subsidiaries may retain certain residual knowledge of the Company Confidential Information, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its Affiliates) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (1) such residual knowledge has been retained solely in the unaided memory of the Company, SpinCo or such Representatives, as applicable (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of SpinCo Confidential Information or Company Confidential Information, as applicable, (2) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any SpinCo Intellectual Property or any rights of any third parties that have licensed or provided materials to the SpinCo Business, or otherwise to grant any license with respect to any SpinCo Intellectual Property), (3) the foregoing will not be deemed in any event to provide SpinCo with any right to infringe any Intellectual Property of the Company or any rights of any third parties that have licensed or provided material to the Company, or otherwise to grant any license with respect to any Intellectual Property of the Company, and (4) other than as expressly set forth in the Merger Agreement or any Transaction Document, any use of such residual knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, SpinCo, Merger Partner and each Parties’ Affiliates, as applicable.

Section 7.3 Insurance Matters.

(a) It is the intent of the Parties that claims for insurance coverage with respect to the SpinCo Liabilities under insurance policies of the Company and its Subsidiaries written on a “claims made” basis (the “Claims Made Policies”), which claims are reported to a third party insurer under such policies prior to the Closing, shall be transferred to SpinCo at or prior to the Distribution (i) to the extent of coverage under the applicable Claims Made Policies, (ii) pursuant to and to the extent permitted by the terms and conditions of the applicable Claims Made Policies, and (iii) except as otherwise provided by this Section 7.3. It is further the intent of the Parties that claims for insurance coverage with respect to the SpinCo Liabilities under insurance policies of the Company and its Subsidiaries written on an “occurrence” basis (the “Occurrence Policies”, and together with the Claims Made Policies, the “Liability Policies”), which claims are reported to a third party insurer under such policies prior to or after the Closing, shall be transferred to SpinCo at or after the Distribution, as applicable, (x) to the extent of coverage under the applicable Occurrence Policies, (y) pursuant to and to the extent permitted by the terms and conditions of the applicable Occurrence Policies, and (z) except as otherwise provided by this Section 7.3. Notwithstanding the foregoing, SpinCo acknowledges that from and after the Distribution, the Company Group shall cooperate with the SpinCo Group (at the sole cost and expense of the SpinCo Group) to pursue and settle such claims for insurance related to such transferred claims under Claims Made Policies or Occurrence Policies (the “Transferred Coverage”) and the Company shall remit to SpinCo or a SpinCo Designee any payments received from insurers with respect to the Transferred Coverage. Notwithstanding the foregoing, following the Distribution Time (A) the Company and its Subsidiaries may, at any time, without Liability or obligation to the SpinCo Group, amend, commute, terminate, extinguish liability under or otherwise modify any of its insurance policies (including any Liability Policies); provided that such amendment or termination is not done for the intended purpose of negating SpinCo’s benefit under this Section 7.3, (B) any such insurance claim, and SpinCo’s or its applicable Subsidiaries’ potential recovery with respect thereto, will be subject to, and the Company’s assistance in respect thereof shall be limited by, all of the terms and conditions of the applicable Liability Policy (including any coverage limits with respect thereto), (C) the SpinCo Group shall pay any deductible, self-insurance retention, quota share, co-insurance, or any other cost with respect to the applicable Liability Policy when due or reasonably requested by the Company, (D) the Company shall have no obligation under this Section 7.3 with respect to, and SpinCo shall have no rights to coverage under, any fronting policy, policy issued by a captive insurance carrier or any arrangement under which the Company is obligated to reimburse or indemnify the insurer, and (E) the Company shall engage counsel selected by SpinCo and shall be entitled to be reimbursed by SpinCo for all reasonable and documented out-of-pocket costs, expenses and fees (including attorneys’ fees) incurred by the Company in the defense of such matter to the extent not covered by the Liability Policy; provided that the Company Group shall not settle, adjust or compromise any such claim without the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed), (F) the SpinCo Group shall not settle, adjust or compromise any such claim without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), and (G) “Transferred Coverage” shall not include any claims for insurance coverage under Liability Policies where the insurance policy or governing law would require insurer consent for such transfer and, absent such consent, the transfer would constitute a breach of the insurance policy. If any claim under or with respect to the Transferred Coverage that is made by the SpinCo Group that is actually covered by an insurance policy relates to the same occurrence for which the Company Group is being actually covered by an insurance company under any of the Liability Policies, and the limits under the applicable Liability Policy are not sufficient to fund the claim in its entirety, the Company Group and the SpinCo Group shall allocate among themselves the remaining limits of the applicable Liability Policy to be paid for defense or indemnity in conjunction with such claim, which allocation between the Company Group and the SpinCo Group shall be in proportion to the amounts of such covered claims.

(b) This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of the Company or any of its Affiliates in respect of any insurance policy or any other Contract or policy of insurance. All Transferred Coverage shall be subject to the limitations set forth in Section 2.4 and this Section 7.3. SpinCo and Merger Partner acknowledge and agree that neither the Company nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to the assignment or transfer of any Transferred Coverage.

Section 7.4 Separation Expenses. Except as otherwise expressly set forth herein, in any other Transaction Document or in the Merger Agreement, all fees and expenses incurred by the Parties, including in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement, shall be borne by the Party that has incurred such fees and expenses.

Section 7.5 Transaction Documents; Conflicting Agreements. Effective on or prior to the Distribution Time, each of the Company and SpinCo will, or will cause the applicable members of its Group, to execute and deliver the each of the Transaction Documents to which it is a party. If and to the extent there is a conflict or inconsistency between (a) any provision of this Agreement and a provision in another Transaction Document (other than a Transfer Document), then the provision of such Transaction Document shall control in relation to a matter principally addressed by such Transaction Document and this Agreement shall control with respect to all other matters, (b) any provision of this Agreement and a provision of a Schedule, then the provision of such Schedule shall control in relation to a matter addressed by such Schedule and this Agreement shall control with respect to all other matters, and (c) any provision of this Agreement and a provision in a Transfer Document, then the provision of this Agreement shall control with respect to all matters.

Section 7.6 Interest on Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid within five (5) days of the date when due pursuant to this Agreement shall accrue interest at the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period plus two percent (2%) (or, with respect to any payment obligation which a Party is disputing in good faith in accordance with the dispute resolution process set forth in Article VIII, such interest shall accrue commencing on the date such dispute is finally resolved (including, if applicable, by an order of court of competent jurisdiction)) , or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly. Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction. If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of such maximum interest rate in such applicable jurisdiction, then the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Section 7.7 Cooperation; Steering Committee.

(a) Between the date hereof and the earlier of the Closing Date and valid termination of this Agreement, the Parties shall and shall cause their respective Affiliates to, at their own cost and expense, use commercially reasonable efforts to cooperate and work together in good faith to prepare and plan for the smooth and orderly transition of the SpinCo Business in accordance with this Agreement, the Merger Agreement and the forms of the applicable Transaction Documents attached to the Merger Agreement; provided, for the avoidance of doubt, that neither Party shall be required to agree to any amendment, modification or other change to such forms of Transaction Documents in connection with the cooperation process described in this Section 7.6. In furtherance of the foregoing, each of the Company and Merger Partner shall ensure that appropriate Representatives of the Company or Merger Partner and their respective Affiliates (as applicable) with sufficient knowledge and qualifications to prepare and plan for the transition of the operations of the SpinCo Business shall participate in transition service planning meetings (in-person or virtually) on a regular basis as reasonably agreed between the Company and Merger Partner, to discuss the overall status and plans for the transition of the SpinCo Business in accordance with this Agreement, the Merger Agreement and the forms of the applicable Transaction Documents attached to the Merger Agreement and the Transition Services and such other matters as may be reasonably agreed between Merger Partner and the Company.

(b) Merger Partner and the Company shall, promptly after the date hereof and until the earlier of the Closing Date and valid termination of this Agreement, each appoint an equal number of senior Representatives to a joint steering committee for the purpose of preparing and planning for the smooth and orderly transition of the SpinCo Business and integration of the SpinCo Business with Merger Partner’s business from and after the Closing (the “Steering Committee”). Among other things, the steering committee shall discuss and determine the allocation of management roles as between executive officers of the SpinCo Business and Merger Partner. The steering committee shall meet with each other as often as reasonably necessary, but in no event less than weekly. The initial appointees of the Company to the Steering Committee shall be Steve J. Demetriou and Steve Arnette. The initial appointees of Merger Partner to the Steering Committee shall be John Heller and Travis Johnson.

(c) Section 4.4 of this Agreement shall apply with respect to the access of information in this Section 7.7.

Section 7.8 Organizational Conflicts of Interests. Following the date hereof until such time that the Company no longer owns any Retained Shares, SpinCo, Merger Partner and the Company shall use commercially reasonable efforts to avoid, mitigate, and otherwise resolve, in each case to the satisfaction of the applicable Governmental Authority, any significant actual or potential Organizational Conflict of Interest (as defined in FAR 2.101) under any governmental Contract or governmental bid, proposal, quote or other offer for which any of the Company, Merger Partner, SpinCo or their respective Affiliates is a party or is bidding, which process will include notification and collaboration between the parties wherever feasible and consistent with applicable Law.

Section 7.9 Receivables Collection. From and after the Distribution, SpinCo shall use reasonable best efforts (including by initiating and pursuing any lawsuits or other legal proceedings) for a period of (a) one (1) year following the Closing Date with respect to the matter set forth on Section 7.9(a) of the Schedules and (b) two (2) years following the Closing Date with respect to the matter set forth on Section 7.9(b) of the Schedules, in consultation with the Company, including as to strategy, expense and otherwise, to pursue and collect (at the sole cost and expense of the Company) the receivables owed to SpinCo and/or the Company (or their respective Affiliates) set forth on Section 7.9 of the Schedules and SpinCo shall remit to the Company (or its designee) (x) 100% of any payments received with respect to such receivables relating to the matter set forth on Section 7.9(a) of the Schedules and (y) 80% of any payments received with respect to such receivables relating to the matter set forth on Section 7.9(b) of the Schedules. SpinCo shall provide the Company promptly in writing any material updates on the status of the foregoing receivables collection or any dispute related thereto and shall keep the Company informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the Company with respect to the strategy therefor. SpinCo shall not (and shall cause its Subsidiaries not to) compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding the foregoing receivables collection matters without the prior written consent of the Company.

Section 7.10 Use of Past Performance.

(a) The Company acknowledges and agrees that, from and after the Closing, the SpinCo Entities and their Affiliates and their successors in interest may make factual statements that truthfully and reasonably reference the SpinCo Business’s past performance and experience in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance and experience of the SpinCo Business was conducted by the Company and its Affiliates, such reference may refer to the Company and its Affiliates. However, the Company and its Affiliates make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance or experience. The SpinCo Entities acknowledge and agree that no such references may be made in respect of work outside the scope of the SpinCo Business.

(b) The SpinCo Entities acknowledge and agree that, from and after the Closing, the Company and its Affiliates and their successors in interest may make factual statements that truthfully and reasonably reference the past performance and experience of the SpinCo Entities in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance and experience of the SpinCo Business or the Company Business was conducted by the SpinCo Entities, such reference may refer to the SpinCo Entities. However, the SpinCo Entities make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance or experience. The Company acknowledges and agrees that no such references may be made in respect of work within the scope of the SpinCo Business.

Section 7.11 SpinCo Domains & Internet Properties. Between the date hereof and the Distribution Time, the Parties will cooperate in good faith to determine any domain names and other Internet Properties owned by the Company or any of its Subsidiaries as of the Distribution Time that are primarily used or held for use in the operation of the SpinCo Business that should constitute SpinCo Domains & Internet Properties. Prior to the Distribution Time, each of Schedule 1.1(93) and Schedule 2.2(a) will be updated to the extent necessary to reflect the outcome of such determination. All such updates made pursuant to this Section 7.11 shall amend and restate each of Schedule 1.1(93) and Schedule 2.2(a) delivered on the date hereof as if originally set forth therein.

Section 7.12 Licensing Arrangements. Prior to Closing, the Parties will negotiate in good faith to enter into one or more licensing arrangements relating to any owned or licensed intellectual property set forth on Section 7.12 of the Schedules and to be retained by the Company, which is utilized by the SpinCo Business in connection with providing services to third-parties.

ARTICLE VIII

DISPUTE RESOLUTION PROCEDURES

Section 8.1 Disputes. Except as otherwise specifically provided in the Merger Agreement or any other Transaction Document and subject to Section 9.8, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to or in connection with this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time, including the Contribution (but not including the Merger Agreement or the Merger)), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand (any such dispute, controversies, or claims, a “Dispute”). Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Merger Agreement or any other Transaction Document shall be governed by such express provisions therein and not by this Article VIII.

Section 8.2 Escalation; Mediation.

(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in the Merger Agreement or any other Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity), and which initial representatives shall be the persons listed on Exhibit 8.2 attached hereto. A copy of any such Escalation Notice shall be given to the general counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

(b) If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 8.2(a) within thirty (30) days of the Escalation Notice for such Dispute or the Company, on the one hand, or SpinCo and Merger Partner, on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 8.2(b), then each of the Company and SpinCo shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by a Party; provided that no Party shall be required to engage in more than ninety (90) days of mediation prior to commencing an Action.

Section 8.3 Court Actions. If any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, then such Party, subject to Section 9.2 and Section 9.9, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 9.2.

Section 8.4 Conduct during Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Groups to, continue to honor all covenants and agreements under this Agreement, the Merger Agreement and each other Transaction Document in accordance with the terms thereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.

Section 9.2 Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as set forth in Article VIII, each of the Company and SpinCo, on behalf of itself and the members of the Company Group or the SpinCo Group, as applicable, Merger Partner and Merger Partner Equityholder agrees that any Action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable proceeding, any state or federal court within the State of Delaware (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) except as set forth in Article VIII, accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 9.8; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.2 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 9.3 Notices. All notices and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (y) when delivered by FedEx or other internationally recognized overnight delivery service or (z) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

(a) if to the Company or, on or prior to the Distribution Date, to SpinCo, then to:

Jacobs Solutions Inc.

1999 Bryan Street Suite 3500

Dallas, Texas 75201

Attention:     Justin Johnson

Email:           justin.johnson@jacobs.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     David A. Katz

            Karessa L. Cain

E-mail:         DAKatz@wlrk.com

            KLCain@wlrk.com

(b) if, following the Distribution Date, to SpinCo or Merger Partner, then to:

Amazon Holdco Inc.

4800 Westfields Boulevard

Suite #400

Chantilly, Virginia 20151

Attention:     Stuart Young

Email:           stuart.young@amentum.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:     Richard Hall

             David J. Perkins

             Maurio A. Fiore

Email:           rhall@cravath.com

             dperkins@cravath.com

             mfiore@cravath.com

(c) if to Merger Partner Equityholder or, on or prior to the Distribution Date, to Merger Partner, then to:

c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attention:     J. Russell Triedman

            Vincent Ley

            Lindsay Goldberg Legal

Email:          triedman@lindsaygoldbergllc.com

            ley@lindsaygoldbergllc.com

            legal@lindsaygoldbergllc.com

and

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attention:     Benjamin Dickson

            Eric L. Schondorf

Email:          bdickson@american-securities.com

            eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:     Richard Hall

            David J. Perkins

            Maurio A. Fiore

Email:          rhall@cravath.com

            dperkins@cravath.com

            mfiore@cravath.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 9.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided that, following the Effective Time, SpinCo (as successor in interest to Merger Partner) shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Information” for purposes thereof.

Section 9.6 Amendments and Waivers.

(a) Any Party may, at any time prior to the Distribution Time, waive any of the terms or conditions of this Agreement or (without limiting Section 9.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by SpinCo and the Company (and, if prior to the Closing, Merger Partner) which makes reference to this Agreement; provided that any amendment to Section 2.9, Article V, Article VI or Article IX that would have an adverse impact on the rights or obligations of Merger Partner Equityholder shall require the agreement in writing of Merger Partner Equityholder.

Section 9.7 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of SpinCo and the Company (and, prior to the Closing, Merger Partner), except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

Section 9.9 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.10 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.12 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 9.13 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of SpinCo and the Company. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.14 Public Announcements No Party to this Agreement nor any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules or as the Company deems necessary or advisable to comply with its SEC filing requirements, in which case the Party seeking to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement (and such comments shall be reasonably considered by the other Party in good faith) in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 9.14. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form agreed to by the Company and Merger Partner. Nothing herein shall be deemed to prohibit Merger Partner Equityholder, or any manager or general partner of Merger Partner Equityholder, from reporting or disclosing, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and/or the Transactions for fund reporting, marketing, fund raising or similar purposes.

Section 9.15 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;

(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented;

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Nothing herein (including the Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h) All monetary figures shall be in United States dollars unless otherwise specified.

Section 9.16 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Company Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Merger Partner will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by Merger Partner or any Subsidiary of Merger Partner (including, from and after the Effective Time, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.16 to all of the other members of the Company Group or the SpinCo Group, as applicable, and (b) cause all of the other members of the Company Group or the SpinCo Group, as applicable, not to take any action inconsistent with such Party’s obligations under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

JACOBS SOLUTIONS INC.

By:	/s/ Bob Pragada
Name: Bob Pragada
Title: Chief Executive Officer

AMAZON HOLDCO INC.

By:	/s/ Bob Pragada
Name: Bob Pragada
Title: Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

AMENTUM PARENT HOLDINGS LLC

By: AMENTUM JOINT VENTURE LP, its sole member

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Authorized Signatory

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Authorized Signatory

AMENTUM JOINT VENTURE LP

By: AMENTUM JOINT VENTURE GP LLC, its general partner

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Executive Manager

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Executive Manager

[Signature Page to Separation and Distribution Agreement]